UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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CAPSTONE TURBINE CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY - SUBJECT TO COMPLETION

CAPSTONE TURBINE CORPORATION

21211 Nordhoff Street

Chatsworth, California 91311

July _, 2016

Dear Capstone Turbine Stockholder:

You are cordially invited to attend the 2016 annual meeting of stockholders (the “Annual Meeting”) of Capstone Turbine Corporation (the “Company”) to be held at the Company’s corporate offices located at 21211 Nordhoff Street, Chatsworth, California, 91311 on August 31, 2016, at 10:00 a.m., Pacific Time. We look forward to meeting you and discussing the accomplishments of the Company for the fiscal year ended March 31, 2016.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

In accordance with rules adopted by the Securities and Exchange Commission, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our 2016 Annual Report to Stockholders. The Notice of Internet Availability contains instructions on how stockholders can access the documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2016 Annual Report to Stockholders and a proxy card.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, I urge you to vote by proxy as soon as possible over the Internet or by phone as instructed in the Notice of Internet Availability or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.

This year’s Annual Meeting is a particularly important one, and your vote is essential. VCM Group LLC (“VCM”), a beneficial holder of 200 shares of our Common Stock, or less than _% of our outstanding Common Stock, acquired by VCM in February 2016, has notified the Company that it intends to nominate, pursuant to our bylaws, on its own proxy, nine individuals for election as directors of the Board of Directors at the Annual Meeting. The Company informed VCM that VCM’s notice failed to comply with the Company’s bylaws and that, as a result, VCM will not be entitled to make nominations for election to the Board of Directors at the Annual Meeting. However, at this time, we have no knowledge as to whether VCM will actually proceed with the solicitation for the election of its slate of director nominees at the Annual Meeting. You may receive solicitation materials, including proxy statements and proxy cards, from VCM seeking your proxy to vote for its slate of director nominees. We bear no responsibility for the accuracy or completeness of any solicitation materials distributed, or any statements made, by or on behalf of VCM. For additional information about VCM, please see the “Background of  the Solicitation” section on page 2 of the accompanying Proxy Statement.

THE BOARD OF DIRECTORS URGES YOU NOT TO SUBMIT ANY PROXY CARD SENT TO YOU BY, OR ON BEHALF OF, VCM. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD OF DIRECTORS’ NOMINEES.

If you already have submitted a proxy card sent to you by, or on behalf of, VCM, you can revoke that proxy by submitting a subsequent proxy over the Internet or by phone as instructed in the Notice of Internet Availability or, if you receive paper copies of the proxy materials by mail, by completing, dating, signing and returning the enclosed white Capstone proxy card. Only the most recently dated proxy you submit will be counted. Any proxy you submit may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying Proxy Statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Sincerely,

Darren R. Jamison President and Chief Executive Officer

Chatsworth, California

YOUR VOTE IS IMPORTANT

PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE

MATERIALS OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED WHITE CAPSTONE PROXY CARD AS PROMPTLY AS POSSIBLE.

PRELIMINARY COPY - SUBJECT TO COMPLETION

CAPSTONE TURBINE CORPORATION

21211 Nordhoff Street

Chatsworth, California 91311

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 31, 2016

The Capstone Turbine Corporation (the “Company” or “Capstone”) 2016 annual meeting of stockholders (the “Annual Meeting”) will be held at the Company’s corporate offices located at 21211 Nordhoff Street, Chatsworth, California, 91311, on August 31, 2016, at 10:00 a.m., Pacific Time, for the following purposes:

1.To elect eight members to Capstone’s Board of Directors to serve until the next annual meeting or until their successors have been elected and qualified;

2.To hold a non‑binding advisory vote on executive compensation;

3.To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017; and

4.To transact any other business that is properly brought before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on July 5, 2016 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s Common Stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Whether or not you plan to attend the Annual Meeting, please vote over the Internet or by telephone as instructed in these materials or complete, sign, date and return the white Capstone proxy card promptly. The proxy is being solicited on behalf of the Board of Directors of Capstone for use at the Annual Meeting.

This year’s Annual Meeting is a particularly important one, and your vote is essential. VCM Group LLC (“VCM”), a beneficial holder of 200 shares of our Common Stock, or less than _%, of our outstanding Common Stock, acquired by VCM in February 2016, has notified the Company that it intends to nominate, pursuant to our bylaws, on its own proxy, nine individuals for election as directors of the Board of Directors at the Annual Meeting. The Company informed VCM that VCM’s notice failed to comply with the Company’s bylaws and that, as a result, VCM will not be entitled to make nominations for election to the Board of Directors at the Annual Meeting. However, at this time, we have no knowledge as to whether VCM will actually proceed with the solicitation for the election of its slate of director nominees at the Annual Meeting. You may receive solicitation materials, including proxy statements and proxy cards, from VCM seeking your proxy to vote for its slate of director nominees. We bear no responsibility for the accuracy or completeness of any solicitation materials distributed, or any statements made, by or on behalf of VCM. For additional information about VCM, please see the “Background of the Solicitation” section on page 2 of the accompanying Proxy Statement.

THE BOARD OF DIRECTORS URGES YOU NOT TO SUBMIT ANY PROXY CARD SENT TO YOU BY, OR ON BEHALF OF, VCM. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD OF DIRECTORS’ NOMINEES.

If you already have submitted a proxy card sent to you by, or on behalf of, VCM, you can revoke that proxy by submitting a subsequent proxy over the Internet or by phone as instructed in the Notice of Internet Availability or, if you receive paper copies of the proxy materials by mail, by completing, dating, signing and returning the enclosed white Capstone proxy card. Only the most recently dated proxy you submit will be counted. Any proxy you submit may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying Proxy Statement.

Please note that space limitations make it necessary to limit attendance at the Annual Meeting to stockholders. Registration will begin at 8:30 a.m. and the Annual Meeting will begin at 10:00 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Directions to the Company’s corporate offices can be obtained by contacting the Company at (818) 734‑5300.

By Order of the Board of Directors,

Clarice Hovsepian Secretary

Chatsworth, California

July _, 2016

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CAPSTONE TURBINE CORPORATION

21211 Nordhoff Street

Chatsworth, California 91311

PROXY STATEMENT

For Annual Meeting Of Stockholders

To Be Held August 31, 2016

Information About the 2016 Annual Meeting

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Capstone Turbine Corporation (the “Company” or “Capstone”) from holders of issued and outstanding shares of Common Stock, par value $.001 per share, to be voted at the 2016 annual meeting of stockholders (the “Annual Meeting”), to be held at the Company’s corporate offices located at 21211 Nordhoff Street, Chatsworth, California, 91311, on August 31, 2016, at 10:00 a.m., Pacific Time, for the purposes set forth in the accompanying notice and herein, and any adjournments or postponements thereof.

A copy of Capstone’s 2016 Annual Report to Stockholders (the “2016 Annual Report”) and the Proxy Statement and accompanying white Capstone proxy card were first mailed or made available to stockholders on or about July _, 2016. The 2016 Annual Report includes Capstone’s audited consolidated financial statements.

The Company will provide a listen‑only live audio webcast of the Annual Meeting. The listen‑only live audio webcast will be available via the Company’s website under www.capstoneturbine.com/investor. A replay of the webcast will be available on the website following the live event for 30 days.

Voting Procedures

If you were a stockholder of record of the Company’s Common Stock at the close of business on July 5, 2016, you are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, __.___,___ shares of Common Stock were outstanding.

Proxies properly executed, duly returned to us and not revoked will be voted in accordance with the instructions given. Where no instructions are given, subject to the requirements described below, such proxies will be voted: FOR the election as directors of the nominees listed in this Proxy Statement; FOR the approval of the compensation of our Named Executive Officers (as described in the “Compensation Discussion and Analysis” section of this Proxy Statement); and FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017. If any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named on the proxy card will have discretionary authority to vote on the action according to their best judgment. Each stockholder of record on July 5, 2016 is entitled to one vote for each share of Common Stock held by such stockholder on that date. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of our Common Stock eligible to be voted on the record date.

Abstentions and broker non votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, and abstentions, but not broker non votes, as to particular proposals will be treated as shares entitled to vote. A broker non vote occurs when a broker holding shares for a beneficial holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on “routine” matters (such as Proposal 3), but it is not permitted to use discretion and vote your shares on “non-routine” matters (such as Proposals 1 and 2). However, when a matter to be voted on at a meeting of stockholders is the subject of a contested solicitation, banks, brokers and other nominees do not have discretion to vote your shares on that matter. Accordingly, if VCM Group LLC (“VCM”) proceeds with the solicitation for the election of its slate of director nominees at the Annual Meeting, which potential solicitation is further described under the heading “Background of the Solicitation” below, all of the proposals described in this Proxy Statement will be deemed “non-routine” matters, and banks, brokers and other nominees will not be permitted to vote your shares on any of those proposals without your specific instructions. We urge you to give specific voting instructions to your broker on all three proposals. Broker non votes will have no direct impact on any proposal. Concerning the election of directors, you may: (a) vote for all director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line. For Proposals 2 and 3, abstentions will have the same effect as a vote against these proposals. For Proposal 1, abstentions will have no effect on the outcome of the vote.

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by: (i) delivering written notice of revocation to the Secretary of Capstone at our address above; (ii) submitting a later dated proxy; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute revocation of the proxy.

Voting Electronically via the Internet or by Telephone

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee, as the beneficial owner you may direct how your shares are voted without attending the Annual Meeting. Stockholders are encouraged to vote their proxies by Internet, by telephone or by completing, signing, dating and returning a white Capstone proxy card, but not by more than one method. If you vote by Internet or telephone, you do not need to return a white Capstone proxy card. If you vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. Please refer to the instructions provided in the Notice of Internet Availability or proxy card provided to you for information on the available voting methods.

Solicitation of Proxies

We will pay the expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies. In addition, we have retained Morrow & Co., LLC to assist in the solicitation. We will pay Morrow & Co., LLC approximately $5,000 for their assistance in the solicitation of proxies. Our directors, officers or employees may solicit proxies by mail, e‑mail, telephone, facsimile or other means. These individuals will not receive any additional compensation for these efforts. Our aggregate expenses related to the solicitation (excluding the amount normally expended for a solicitation for an election of directors in the absence of a contest and costs represented by salaries and wages of regular employees and officers) are expected to be approximately $100,000, of which approximately $75,000 has been incurred to date.

Background of the Solicitation

On March 14, 2016, the Company received a letter from VCM, a beneficial holder of 200 shares of the Company’s Common Stock, or less than _%, of our outstanding Common Stock, giving notice (the “Nomination Notice”) of VCM’s intention to nominate nine director candidates for election to the Company’s Board of Directors at the Annual Meeting. The Company believes that the Nomination Notice was deficient because it did not meet the requirements prescribed under Article II, Section 14 of the Company’s bylaws. On April 1, 2016, the Company sent to VCM a response letter to that effect. As a result, the Company does not believe that VCM is entitled to make nominations for election to the Board of Directors at the Annual Meeting. The Company has received no further communications from VCM, and, at this time, we have no knowledge as to whether VCM will actually proceed with the solicitation for the election of its slate of director nominees at the Annual Meeting. You may receive solicitation materials, including proxy statements and proxy cards, from VCM seeking your proxy to vote for its slate of director nominees. We bear no responsibility for the accuracy or completeness of any solicitation materials distributed, or any statements made, by or on behalf of VCM.

Proposals of Stockholders for the 2017 Annual Meeting of Stockholders

Stockholder proposals or nominations for directors intended to be presented at the 2017 annual meeting of stockholders (the “2017 Annual Meeting”) must be in writing and received at Capstone’s executive offices no later than the date listed below and must comply with Capstone’s bylaws and the proxy rules of the Securities and Exchange Commission (the “SEC”). If appropriate notice of a stockholder proposal is not received at Capstone’s executive offices prior to the close of business on March _, 2017, the proposal will be deemed untimely. Pursuant to Rule 14a‑8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s bylaws, an untimely proposal will not be included in the Company’s proxy statement or proxy card for the 2017 Annual Meeting and cannot be brought before the 2017 Annual Meeting by the proponent.

In addition to stockholder nominations made in accordance with the procedures described above, Capstone’s Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates for election to the Board of Directors if such recommendations are submitted by the date and in accordance with the policies described in the “Director Recommendation and Nomination Process” section elsewhere in this Proxy Statement.

The date of this Proxy Statement is July _, 2016.

PROPOSAL 1

ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS

Our bylaws provide that, unless otherwise determined by the Board of Directors, the Board of Directors shall consist of eight members. Effective June 1, 2006, the Board of Directors determined to increase the size of the Board of Directors from eight members to nine members. Effective June 24, 2016, the Board of Directors determined to decrease the size of the Board of Directors from nine members to eight members. Capstone’s Board of Directors currently consists of eight members, seven of whom the Company proposes for re-election at the Annual Meeting. One of the current members of the Board of Directors intends to retire at the Annual Meeting, and a non-incumbent director candidate is being proposed for election at the Annual Meeting in the retiring director’s stead.

John V. Jaggers, a director since 1993, retired at the 2015 annual meeting of stockholders (the “2015 Annual Meeting”). Darrell J. Wilk, a director since 2006, intends to retire at the Annual Meeting. As a result of Mr. Jaggers’ retirement, and in anticipation of Mr. Wilk’s retirement, the Nominating and Corporate Governance Committee undertook a formal search process for director candidates, targeting candidates with experience, skills and other attributes relevant to the Company’s strategic objectives, and engaging a third-party search firm to assist in identifying and evaluating potential candidates based on specifications established by the Nominating and Corporate Governance Committee. As a result of this search process, Paul DeWeese was identified by the third-party search firm as a potential director candidate and, following his evaluation by the Nominating and Corporate Governance Committee, was recommended by the Nominating and Corporate Governance Committee for appointment to the Board of Directors.

Each of the nominees possesses unique qualifications, skills and attributes that complement the performance of the full Board of Directors. The experiences that each has obtained from their respective professional backgrounds have qualified them to serve on Capstone’s Board of Directors. Each of the nominees has been evaluated and recommended for nomination to the Board of Directors by the Nominating and Corporate Governance Committee.

The proxies cannot vote for a greater number of persons than the number of nominees named. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company does not expect that any nominee will be unable or decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until the director’s successor has been elected and qualified, or the earlier of the director’s resignation or removal. The table and text below set forth information about each nominee as of July 5, 2016.

Nominees	Age	Director Since
Gary D. Simon(1)	67	2005
Richard K. Atkinson	65	2005
Paul DeWeese	49	—
Darren R. Jamison	50	2006
Noam Lotan	64	2005
Gary J. Mayo	62	2007
Eliot G. Protsch	63	2002
Holly A. Van Deursen	57	2007

(1)	Chairman of the Board of Directors.

Gary D. Simon.  Mr. Simon has been a director since August 2005 and has served as Chairman of the Board of Directors since August 2010. Mr. Simon has served as the President of Sigma Energy Group, a clean energy investment and business development firm, since October 2003. He has also served as the Chairman of CleanStart, a business accelerator associated with the nonprofit Sacramento Regional Technology Alliance, since October 2005. Since 2003 he has served on the Board of Directors of SmartPower, a non‑profit green energy marketing organization, and as Chairman since 2011. Previously, Mr. Simon served as the Chairman, President and Chief Executive Officer of Acumentrics Corporation (“Acumentrics”), a privately held manufacturer of innovative power supply equipment. He continued to serve as a member of the Acumentrics board of directors and then was reappointed Chief Executive Officer in April 2014. Since July 2006, Mr. Simon has been a limited partner in Velocity Venture Capital and a director of Jadoo Power, a privately held manufacturer of small (less than 1,000 watt) portable power generators and solar hot water heaters. Since January 2014, he has been a director of Oorja Fuel Cells, a privately held manufacturer of small (less than 5,000 watt) portable methanol‑fueled power generators. Mr. Simon has served as a consultant to several start‑up businesses involved with clean energy technologies and as an advisor to the Connecticut and Massachusetts clean energy funds. Mr. Simon has served as Senior Vice President, Strategy and Development at Northeast Utilities (NYSE: NU) and as a member of the Board of Directors of Northeast Optic Network, a public company that operated a high speed fiber optic network from Boston to Washington, D.C. Mr. Simon holds a Bachelor of Arts degree in Microbiology from Indiana University and a Master of Science degree in Ecology from the University of California, Davis.

Mr. Simon brings to the Board of Directors substantial executive and governance experience along with expertise in marketing, sales, management consulting and raising capital in both public and private markets. Mr. Simon also assists the Board of Directors in the areas of strategy and corporate governance.

Richard K. Atkinson.  Mr. Atkinson has been a director since December 2005. Mr. Atkinson served as Chief Financial Officer of Gradient Resources, a company engaged in the exploration and development of geothermal resources as well as the construction, ownership and operation of geothermal power plants, from May 2010 through March 2014. Mr. Atkinson was formerly Senior Vice President and Chief Financial Officer of US BioEnergy Corporation (Nasdaq: USBE), a company that built and operated large, efficient ethanol plants. He previously served in the positions of Vice President, Chief Financial Officer and Corporate Secretary of Pope & Talbot, a wood and pulp products business. Before joining Pope & Talbot, Mr. Atkinson worked for Sierra Pacific Resources as its Vice President and Chief Financial Officer. Mr. Atkinson received his Bachelor of Science degree from the University of Oregon and his Master of Business Administration degree from the University of Nevada, Reno.

Among his other skills and expertise, Mr. Atkinson’s financial expertise, decades of experience in corporate governance and ongoing executive experience aid the Board of Directors in matters of finance, accounting and risk management.

Paul DeWeese.  Mr. DeWeese is the Chief Executive Officer of Epic Industrial Solutions, LLC, a company that provides parts and services for industrial engines and compressors in the oil and gas and industrial markets. He has held this position since May 2015. Prior to Epic Industrial Solutions, Mr. DeWeese served as Chief Executive Officer of Southwest Oilfield Products, Inc., an aftermarket supplier for drilling rigs in the upstream oil and gas industry, from May 2012 through April 2015. Before joining Southwest Oilfield Products, Mr. DeWeese worked for Socotherm S.p.a., a pipe coating company based in Italy as its Chief Executive Officer. Prior to Socotherm, Mr. DeWeese served as President of CRC-Evans Automatic Welding, a world leader in welding systems for onshore and offshore pipeline construction projects, providing an extensive range of equipment for a variety of project applications. Mr. DeWeese spent 13 years with Cameron International Corporation in various leadership roles handling their centrifugal compressor and reciprocating compressor aftermarket business. Mr. DeWeese received his Bachelor of Science in Business Administration degree from Regis University, and his Master of Business Administration degree from the University of Michigan.

Mr. DeWeese brings to the Board of Directors over 19 years in the oil and gas field services industry as a senior executive with vast experience running both public and private equity backed companies which were domestic and internationally headquartered.

Darren R. Jamison.  Mr. Jamison joined Capstone in December 2006 as President and Chief Executive Officer and has been a director since December 2006. He also has served as a director for Endurance Wind Power, a privately held Canadian-headquartered wind turbine manufacturer, since December 2015. Mr. Jamison joined Capstone from Northern Power Systems, Inc., a company that designs, manufactures and sells wind turbines into the global marketplace, where he served as President and Chief Operating Officer and Executive Vice President of Operations. Prior to joining Northern Power Systems, Inc., Mr. Jamison was Vice President and General Manager of Distributed Energy Solutions for Stewart & Stevenson Services, Inc., a leading designer, manufacturer and marketer of specialized engine‑driven power generation equipment to the oil and gas, renewable and energy efficiency markets. He holds a Bachelor of Arts degree in Business Administration and Finance from Seattle University.

Among his other skills and expertise, Mr. Jamison brings to the Board of Directors his unique perspective as President and Chief Executive Officer of the Company and substantial executive and industry experience within the Company’s major market verticals.

Noam Lotan.  Mr. Lotan has been a director since June 2005. Currently, he is a Venture Partner with OurCrowd Management Ltd.  OurCrowd is one of the world’s leading accredited investors-only crowdfunding platforms. From November 2010 until December 2015, Mr. Lotan served as the President, Chief Executive Officer and a director of Resonate Industries, a development stage company in the clean energy sector. Prior to Resonate, Mr. Lotan served as Chief Executive Officer and a director of MRV Communications, Inc. (Nasdaq: MRVC), a global supplier of optical communications solutions to the telecommunications industry. Mr. Lotan also served as President and Chief Financial Officer of MRV. Mr. Lotan served as a Director of the European Operations of Fibronics International Inc., a manufacturer of fiber optic communication networks (Nasdaq: FBRX), and as Managing Director of Fibronics (UK) Ltd., the United Kingdom subsidiary of Fibronics. Prior to such time, Mr. Lotan held a variety of sales and marketing positions with Fibronics and the Hewlett Packard Company. Mr. Lotan served as an officer in the Israeli Defense Forces. Mr. Lotan holds a Bachelor of Science degree in Electrical Engineering from Technion, the Israel Institute of Technology, and a Master of Business Administration degree from INSEAD (the European Institute of Business Administration, Fontainebleau, France).

Among his other skills and expertise, Mr. Lotan brings to the Board of Directors decades of executive experience with a publicly traded technology company and a unique perspective on the Asian and European markets.

Gary J. Mayo.  Mr. Mayo has been a director since October 2007. He is the Founding Principal of Sustainability Excellence Associates, LLC, a consulting firm specializing in strategic planning for sustainability and environmental strategy development. He is also Chief Operating Officer and a Founding Director of Education Resource Strategies, Inc., a privately held company that provides web‑based marketing services to educational institutions. Mr. Mayo is the former Vice President of Corporate Sustainability Strategies in

the Energy and Environmental Services Division of MGM Resorts International (NYSE: MGM), one of the world’s leading global hospitality companies. Mr. Mayo also held a number of senior leadership positions with Ford Motor Company (NYSE: F) and its spun‑off subsidiary Visteon Corporation (NYSE: VC), including Director of the Distributed Power Generation Strategic Business Unit and Global Director of Corporate Responsibility and Government Affairs. Mr. Mayo holds a Bachelor of Science degree in Marketing from C.W. Post College of Long Island University and a Master of Business Administration degree from the Fuqua School of Business at Duke University. He also successfully completed the UCLA Anderson Graduate School of Management, Director Education and Certification Program in May 2009.

Mr. Mayo brings to the Board of Directors more than a decade of expertise in strategic planning and the development of complex corporate initiatives along with extensive experience in sustainability and environmental issues, as well as distributed power generation, sales, marketing, operations management and government affairs.

Eliot G. Protsch.  Mr. Protsch has been a director since April 2002 and served as Chairman of the Board of Directors from October 2002 through August 2010. Mr. Protsch served as Senior Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Executive Vice President Energy Delivery of Alliant Energy Corporation (NYSE: LNT), an energy holding company, and President of Interstate Power and Light Company, a subsidiary of Alliant. Mr. Protsch currently serves on the Board of Directors for American Family Insurance, Universal Acoustic and Emissions Technologies and Green Companies, Inc. Mr. Protsch is an active angel investor in energy technology and is President of Wapsie Investment and Advisory, LLC; a personal investment and advisory vehicle specializing in energy technology investments and advisory services. He received his Master of Business Administration degree and his Bachelor of Business Administration degree in Economics and Finance from the University of South Dakota. Mr. Protsch is a Chartered Financial Analyst.

Mr. Protsch brings to the Board of Directors his unique perspective as a former executive officer of a utilities company, financial expertise and insight into sales, marketing and corporate governance.

Holly A. Van Deursen.  Ms. Van Deursen has been a director since October 2007. Ms. Van Deursen has served as a director for Actuant Corporation (NYSE: ATU) since 2008, Bemis Company, Inc. (NYSE: BMS) since 2008, Anson Industries (private) since 2006 and Petroleum Geo‑Services (OSE: PGS) since 2006. Prior to her current roles, Ms. Van Deursen was employed by BP plc/Amoco Corporation and served on the Top‑Forty Executive Team as Group Vice President, Petrochemicals and Group Vice President, Strategy. Ms. Van Deursen received her Bachelor of Science degree in Chemical Engineering from the University of Kansas and her Master of Business Administration degree from the University of Michigan.

Among her other skills and expertise, Ms. Van Deursen brings to the Board of Directors decades of experience in the energy and chemical industries, a unique perspective on the Asian and European markets and substantial experience in strategic and annual planning, corporate governance and risk management. In addition, her diverse experience on other boards of both public and private companies is of significant benefit to the Company.

Required Vote for Approval; Recommendation of the Board of Directors

Assuming the presence of a quorum, the eight nominees for director receiving the highest number of votes will be elected to Capstone’s Board of Directors. Information regarding the method by which votes will be counted appears on page one of this Proxy Statement under the heading “Voting Procedures.”

The Board of Directors DOES NOT endorse any director nominee of VCM and urges you not to sign or return any proxy card that may be sent to you by VCM. Please note that voting to “WITHHOLD” with respect to any of VCM’s nominees on a proxy card supplied by or on behalf of VCM is not the same as voting for the Company’s Board of Directors’ nominees, because a vote to “WITHHOLD” with respect to any nominees of VCM’s proxy card will revoke any proxy you previously submitted. If you have already voted using VCM’s proxy card, you can revoke that proxy by submitting a subsequent proxy over the Internet or by phone as instructed in the Notice of Internet Availability or, if you receive paper copies of the proxy materials by mail, by completing, dating, signing and returning the enclosed white Capstone proxy card. Only the most recently dated proxy you submit will be counted. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Morrow & Co., LLC, at 800-662-5200.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CANDIDATES NOMINATED BY THE BOARD OF DIRECTORS.

PROPOSAL 2

NON‑BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010 enables the Company’s stockholders to vote to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in the “Compensation Discussion and Analysis” section and the executive compensation tables contained in this Proxy Statement. The stockholders elected to hold this vote annually at the Company’s 2011 annual meeting of stockholders. Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee; however, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. The Board of Directors is requesting that the stockholders hold this vote pursuant to Section 14A of the Exchange Act.

Executive Compensation Overview

As described in greater detail in the “Compensation Discussion and Analysis” section beginning on page 18 of this Proxy Statement, the Company’s executive compensation program for its Named Executive Officers is designed to attract, motivate and retain a highly qualified group of executives and maintain a close correlation between the rewards to the Company’s executives and the strategic success of the Company and the performance of its stock. The Company believes that its executive compensation programs, which provide the Named Executive Officers a significant portion of their compensation in the form of performance-based equity grants, have been effective at promoting the achievement of positive results in its performance criteria, appropriately aligning pay and performance and enabling the Company to attract and retain talented executives within its industry.

Stockholder Engagement

The Compensation Committee values the perspectives and concerns of our stockholders regarding executive compensation. The Compensation Committee has in the past and intends to continue to maintain in the future an open dialogue with stockholders to foster greater communication and transparency. At the 2015 Annual Meeting, we sought an advisory vote on our executive compensation. Following the 2015 Annual Meeting, the Compensation Committee reviewed the results of the say‑on‑pay vote and the feedback received from stockholders to assess whether any actions needed to be taken in response.

2016 Fiscal Year Compensation

The 2016 Fiscal Year was a challenging year for the Company as it faced various internal and external challenges that caused management to take strategic measures to reposition the Company for future growth and profitability. In light of such challenges, the Company continued to execute its strategic plan during the 2016 Fiscal Year while maintaining its compensation policies to align performance incentives with the interests of the Company’s stockholders. Certain highlights from the 2016 Fiscal Year include the following:

•	The Compensation Committee reviewed and maintained the peer group established for the 2016 Fiscal Year that the Company uses to benchmark the compensation of its Named Executive Officers;

•

The Compensation Committee modified the executive annual incentive program to strengthen the link between executive pay and performance, and there were no cash incentive payments to Named Executive Officers for the 2016 Fiscal Year as a result of performance goals not being achieved;

•

The Compensation Committee implemented a compensatory program (the “Apollo Program”) designed to incentivize continued efficiency, reliability and other improvements with respect to the Company’s 200 kilowatt and 1000 kilowatt microturbines; and

•	The Compensation Committee maintained a Performance Restricted Stock Unit Program (the “PRSU Program”) to link executive compensation with Company performance.

2017 Fiscal Year Compensation

The executive compensation decisions we made for the fiscal year ending March 31, 2017 (the “2017 Fiscal Year”), all of which we believe are reflective of our ongoing pay‑for‑performance philosophy, include the following:

•	The base salaries of the Named Executive Officers for the 2017 Fiscal Year remain unchanged from the 2016 Fiscal Year;

•	•	•	•	•
•	As of the date of this Proxy Statement, no formal executive annual incentive plan has been established for the 2017 Fiscal

Year in order to allow the Company to focus on its strategic plan; and

•	As of the date of this Proxy Statement, no long-term equity incentive awards have been granted for the 2017 Fiscal Year.

Proposal

The Company is asking its stockholders to indicate their support for the compensation of the Named Executive Officers disclosed in this Proxy Statement, which is described in the Summary Compensation Table on page 28 of this Proxy Statement and under “Compensation Discussion and Analysis.” The disclosures in the Proxy Statement are made in accordance with SEC regulations (including Item 402 of SEC Regulation S‑K). This proposal, commonly known as the “say‑on‑pay” proposal, gives our stockholders the opportunity to express their views on the Company’s executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and practices described in this Proxy Statement. Accordingly, the Company is asking its stockholders to vote “FOR” the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to SEC regulations in the Company’s Proxy Statement for the 2016 annual meeting of stockholders.

Required Vote for Approval; Recommendation of the Board of Directors

Although the results of this vote are not binding on the Board of Directors or the Compensation Committee, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. Information regarding the method by which votes will be counted appears on page one of this Proxy Statement under the heading “Voting Procedures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the 2017 Fiscal Year. KPMG LLP is considered by management to be well‑qualified. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate stockholders’ questions at that time.

Required Vote for Ratification; Recommendation of the Board of Directors

Stockholder ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise; however, the Board of Directors has elected to submit the selection of KPMG LLP to the Company’s stockholders for ratification. The Company is seeking an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, if a quorum is present, in order to ratify the selection of the independent registered public accounting firm. If the appointment of KPMG LLP is not ratified by the stockholders, the matter will be referred to the Audit Committee for further review. Information regarding the method by which votes will be counted appears on page one of this Proxy Statement under the heading “Voting Procedures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

GOVERNANCE OF THE COMPANY AND PRACTICES OF THE BOARD OF DIRECTORS

Board of Directors; Leadership Structure

As of the date hereof, the Board of Directors consists of eight directors: Gary D. Simon (Chair), Richard K. Atkinson, Darren R. Jamison, Noam Lotan, Gary J. Mayo, Eliot G. Protsch, Holly A. Van Deursen and Darrell J. Wilk. As noted above, Mr. Wilk will be retiring at the Annual Meeting. The Board of Directors has determined that all of the current members of the Board of Directors, other than Mr. Jamison, are “independent directors” as defined by Nasdaq rules. Further, the Board of Directors has determined that Paul DeWeese, the director nominee who is not currently a member of the Board of Directors, if elected to the Board of Directors at the Annual Meeting, will be an “independent director” under Nasdaq rules.

The Company expects that, following the Annual Meeting, and subject to the election or re-election, as the case may be, of each of the director nominees contemplated by this Proxy Statement, the Board of Directors will consist of eight directors: Holly A. Van Deursen (Chair), Richard K. Atkinson, Paul DeWeese, Darren R. Jamison, Noam Lotan, Gary J. Mayo, Eliot G. Protsch and Gary D. Simon.

The Board of Directors met fifteen (15) times during the fiscal year ended March 31, 2016 (the “2016 Fiscal Year”), and each of the directors attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. The Company strongly encourages each member of the Board of Directors to attend each annual meeting of stockholders. All of the directors serving on the Board of Directors at the time attended the 2015 Annual Meeting. The Company’s independent directors met in executive session, without members of the Company’s management present, at all of the in person meetings of the Board of Directors in the 2016 Fiscal Year.

The Board of Directors is committed to having a sound governance structure that promotes the best interests of all of the Company’s stockholders. To that end, the Board of Directors has evaluated and actively continues to examine emerging corporate governance trends and best practices. Stockholder perspectives play an important role in that process. The level of importance afforded to stockholder perspectives by the Board of Directors is evident upon a closer review of the Board of Directors’ governance structure. Some key points regarding that structure are as follows:

•

The Board of Directors is predominantly independent. Of our eight directors, only one (our President and Chief Executive Officer) is an employee of the Company. Further, the Board of Directors has affirmatively determined that seven of our eight directors are independent under SEC and Nasdaq corporate governance rules, as applicable.

•	All members of the Board of Directors are elected annually to one‑year terms.

•	Our board committees are comprised exclusively of independent directors.

•	Our independent directors meet in executive session at every in‑person board meeting.

•

We have separated the roles of Chairman of the Board of Directors and Chief Executive Officer. Our Chairman focuses on board oversight responsibilities, strategic planning, setting board agendas and mentoring company officers, as well as facilitating communications between the Board of Directors and management.

•	Our Board of Directors is very active. As noted above, each of our directors attended more than 75% of the 2016 Fiscal Year board meetings and meetings of the committees on which such director served.

We believe our Board of Directors structure serves the interests of stockholders by balancing board continuity and the promotion of long‑term thinking with the need for director accountability.

Board Committees

The Board of Directors has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee currently consists of Messrs. Atkinson (Chair), Lotan, Protsch and Simon. Each member of the Audit Committee is an “independent director” pursuant to Nasdaq rules and is “financially literate” within the meaning of Nasdaq rules. The Audit Committee is constituted to comply with Section 3(a)(58)(A) of the Exchange Act and is responsible, among other items, for: (i) monitoring the Company’s financial reporting and overseeing accounting practices; (ii) annually retaining the independent public accountants as auditors of the books, records, financial statements and accounts of the Company; (iii) monitoring the scope of audits made by the independent public accountants and the audit reports submitted by the independent public accountants; (iv) overseeing the systems of internal control which management and the Board of Directors have established; and (v) discussing with management and the independent and internal auditors the Company’s major financial risk exposure and the steps taken to monitor and control such exposure. In addition, the Audit Committee has the duties of a “qualified legal compliance committee,” including monitoring and reviewing stockholder complaints, and also reviews and approves all related‑party transactions. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstoneturbine.com. Pursuant to its written charter, the Audit Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During the 2016 Fiscal Year, the Audit Committee held four (4) meetings. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as that term is defined by applicable rules adopted by the SEC. The Board of Directors has further determined that each member of the Audit Committee is independent as defined by Nasdaq rules.

The Company expects that, following the Annual Meeting, and subject to the election or re-election, as the case may be, of each of the director nominees contemplated by this Proxy Statement, the Audit Committee will consist of Messrs. Protsch (Chair), Atkinson, Lotan and Simon.

Compensation Committee

The Compensation Committee currently consists of Messrs. Mayo (Chair) and Wilk and Ms. Van Deursen. The Compensation Committee is comprised solely of directors who qualify as independent for purposes of Nasdaq rules, SEC Rule 16b‑3 and Section 162(m) of the Code in conformance with the Compensation Committee’s charter. The functions of the Compensation Committee include: (i) for the purposes of compensation, reviewing the performance and development of the Company’s senior management in achieving corporate goals and objectives; (ii) determining the salary, benefits and other compensation of the executive officers and reviewing the compensation programs for the Company; and (iii) administering the following benefit plans of Capstone: the 2000 Employee Stock Purchase Plan, the 2000 Equity Incentive Plan (the “Incentive Plan”) and the Executive Performance Incentive Plan (the “Executive Plan”). The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstoneturbine.com. Pursuant to its written charter, the Compensation Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During the 2016 Fiscal Year, the Compensation Committee held eight (8) meetings. Processes and procedures for determining executive compensation are discussed elsewhere in this Proxy Statement in the section entitled “Compensation Discussion and Analysis.”

The Company expects that, following the Annual Meeting, and subject to the election or re-election, as the case may be, of each of the director nominees contemplated by this Proxy Statement, the Compensation Committee will consist of Messrs. Mayo (Chair) and Simon and Ms. Van Deursen.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Ms. Van Deursen (Chair) and Messrs. Mayo, Protsch and Wilk. The Nominating and Corporate Governance Committee is comprised solely of “independent directors” as defined by Nasdaq rules in conformance with the Nominating and Corporate Governance Committee’s charter. The Nominating and Corporate Governance Committee is responsible for, among other things, (i) monitoring corporate governance matters; (ii) recommending to the full Board of Directors candidates for election to the Board of Directors and committees of the Board of Directors; and (iii) coordinating the Board of Directors evaluation process. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstoneturbine.com. Pursuant to its written charter, the Nominating and Corporate Governance Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During the 2016 Fiscal Year, the Nominating and Corporate Governance Committee held five (5) meetings. The Nominating and Corporate Governance Committee met subsequent to the end of the 2016 Fiscal Year to recommend to the full Board of Directors each of the nominees for election to the Board of Directors as presented herein.

The Company expects that, following the Annual Meeting, and subject to the election or re-election, as the case may be, of each of the director nominees contemplated by this Proxy Statement, the Nominating and Corporate Governance Committee will consist of Messrs. DeWeese (Chair), Mayo and Protsch.

Risk Oversight

The Board of Directors oversees an enterprise‑wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long‑term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk‑taking behavior consistent with the Company’s business strategy and is responsible for oversight with respect to compensation and succession planning risks. Also, the Company’s Nominating and Corporate Governance Committee conducts an annual assessment of the risk management process and reports its findings to the full Board of Directors.

Board of Directors and Committee Performance Evaluations

The charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee requires an annual performance evaluation, and the Company’s Corporate Governance Principles also mandate an annual evaluation of the Board of Directors. Such performance evaluations are designed to assess whether the Board of Directors and its committees function effectively and make valuable contributions to the Company. In April 2016, all members of the Company’s Board of Directors were asked to assess the performance of the Board of Directors and each committee on which they serve and identify areas for improvement through the completion of a detailed questionnaire for each such committee and the Board of Directors. Counsel for the Company reviewed the completed questionnaires, consolidated the responses and delivered summaries of the responses to the Nominating and Corporate Governance Committee, which reviewed the summaries in consultation with counsel for the Company and reported findings to the Board of Directors in June 2016. The Nominating and Corporate Governance Committee and the Board of Directors discussed the results of the performance evaluations and asked each of the appropriate committees to discuss the consensus suggestions and put a follow‑up process in place. The Nominating and Corporate Governance Committee has reviewed the results, identified the key areas for improvement and is developing a strategy for addressing the areas most in need of improvement. Each member of the Board of Directors was also asked to complete a peer review and assess, on a confidential basis, the service and contributions of each other member of the Board of Directors by completing a confidential board member evaluation form. Counsel for the Company reviewed and consolidated the responses to the confidential board member evaluation form. The Chairperson of the Nominating and Governance Committee presented the responses, on an anonymous basis, to the Board of Directors in June 2016.

Director Recommendation and Nomination Process

The Nominating and Corporate Governance Committee has a policy for the consideration of director candidates recommended by stockholders and will consider all bona fide recommended candidates for director if submitted in accordance with the policy. The policy provides that any stockholder recommendation must include the specific information required by the policy, must be submitted in writing to:

Capstone Turbine Corporation

21211 Nordhoff Street

Chatsworth, CA 91311

Attention: Chair of Nominating and Corporate Governance Committee

Care of: Clarice Hovsepian, Secretary

and must be received by the Nominating and Corporate Governance Committee at least 180 days prior to the annual meeting of stockholders. All such recommendations should include the following: (i) the name, age, business address and residence address of the prospective candidate and the name and record address of the stockholder submitting the recommendation, as well as the number of shares of stock of the Company which are owned of record or beneficially by that stockholder; (ii) a statement from the prospective candidate consenting to being named in the proxy and proxy card if selected as a nominee and to serving on the Board of Directors if elected; (iii) a statement explaining whether the prospective candidate is “independent” under applicable laws, Nasdaq rules and otherwise; (iv) biographical data of the prospective candidate, including former and current service on other boards of directors, business experience and current occupation, and any other information relating to the prospective candidate and the recommending stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors; (v) transactions and relationships between the recommended candidate and the recommending stockholder, on the one hand, and the Company or Company management, on the other hand, as well as a description of all arrangements or understandings between the recommending stockholder and the prospective candidate and any other person pursuant to which the nomination is being made by the stockholder; (vi) the prospective candidate’s Company stock trading history; (vii) any material proceedings to which the prospective candidate or his or her associates is a party that are adverse to the Company; (viii) the prospective candidate’s involvement in any past or present legal proceedings, including any involvement in legal proceedings involving the Company; (ix) information regarding whether the recommending stockholder or the recommended candidate, or affiliates of either of those parties, have any plans or proposals for the Company; (x) an explanation as to whether the recommending stockholder and the prospective candidate intend to use the nomination to redress personal claims or grievances against the Company or others or to further personal interests or special interests not shared by the

Company’s stockholders at large; (xi) whether the prospective candidate is proposed to be nominated at the annual meeting of stockholders or is provided solely as a recommendation for consideration by the Nominating and Corporate Governance Committee; and (xii) any other relevant information concerning the prospective candidate. The Nominating and Corporate Governance Committee reserves the right to request additional information as it deems appropriate.

In addition to stockholder recommendations as described above, the Company’s bylaws permit stockholders to nominate directors at a meeting of the stockholders. Any stockholder nomination must comply with the applicable provisions of the Company’s bylaws and the SEC’s proxy rules and will be handled in accordance with the Company’s bylaws and applicable laws.

The Nominating and Corporate Governance Committee reviews the composition and size of the Board of Directors and determines the criteria for Board of Directors membership. In addition, the Nominating and Corporate Governance Committee reviews the qualifications of prospective candidates to determine whether they will make good candidates for membership on the Company’s Board of Directors. This consideration includes, at a minimum, a review of each prospective candidate’s character, judgment, experience, expertise, age, diversity, independence under applicable law and freedom from other conflicts, as well as other factors that the Nominating and Corporate Governance Committee deems relevant in light of the needs of the Board of Directors and the Company and/or that are in the best interests of the Company, including relevant experience, the ability to dedicate sufficient time, energy and attention to performance of Board of Directors duties, financial expertise, experience with a company that has introduced a new, technologically advanced product or service to the marketplace and existing relationships within target industries or public policy institutions that may benefit the Company and whether the prospective candidate is a Nominating and Corporate Governance Committee‑selected prospective candidate or a stockholder‑recommended prospective candidate. The Nominating and Corporate Governance Committee selects qualified candidates and recommends those candidates to the Board of Directors, and the Board of Directors then decides if it will invite the candidates to be nominees for election to the Board of Directors.

The Nominating and Corporate Governance Committee also considers issues of diversity, such as diversity of education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal diversity policy in terms of considering nominees for directors, but it actively considers all relevant factors, including the factors outlined above, when evaluating potential nominees to the Board of Directors. The Nominating and Corporate Governance Committee developed a matrix of all relevant qualifications, skills and experience possessed by the incumbent members of the Board of Directors and identified certain areas where the Board of Directors needed additional attributes including, but not limited to, diversity. The Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that members of the Board of Directors represent diverse viewpoints.

The Nominating and Corporate Governance Committee uses the process described herein to identify prospective candidates for the Board of Directors and to evaluate all candidates, including candidates recommended by stockholders in accordance with the Company’s policy regarding stockholder recommendations and the director nominations process. The Nominating and Corporate Governance Committee: (i) reviews the composition and size of the Board of Directors and determines the criteria for Board of Directors membership; (ii) evaluates the Board of Directors for effectiveness and makes a verbal presentation of its findings to the Board of Directors; (iii) determines whether the current members of the Board of Directors who satisfy the criteria for Board of Directors membership are willing to continue in service; if the current members of the Board of Directors are willing to continue in service, the Nominating and Corporate Governance Committee evaluates the performance of such board members and considers those current members for re‑nomination, and if the current members of the Board of Directors are not willing to continue in service or if there will be an increase in the number of directors on the Board of Directors, the Nominating and Corporate Governance Committee considers candidates who meet the criteria for Board of Directors membership; (iv) if necessary, engages a search firm to assist with the identification of potential candidates; (v) compiles a list of potential candidates; (vi) evaluates the prospective candidates, including candidates recommended by stockholders, to determine which of the prospective candidates, if any, will best represent the interests of all stockholders and determines whether any conflicts of interest exist; (vii) holds meetings to narrow the list of prospective candidates; (viii) along with the Chairman of the Board of Directors and management, interviews a select group of prospective candidates; (ix) approves the candidate or candidates who are most likely to advance the best interests of the stockholders; and (x) recommends the selected candidate or candidates to the Board of Directors and the stockholders for approval. The Nominating and Corporate Governance Committee, which may request the assistance of members of the Board of Directors who are not on the Nominating and Corporate Governance Committee in the execution of its duties, carefully documents the selection and evaluation process.

Stockholder Communications

The Company has a policy whereby stockholders may communicate directly with the Company’s Board of Directors, or individual members of the Board of Directors, by writing to the Company at:

Capstone Turbine Corporation

21211 Nordhoff Street

Chatsworth, CA 91311

Attention: Clarice Hovsepian, Secretary

and indicating prominently on the outside of any envelope that the communication is intended for: (i) the Board of Directors; (ii) the Chairman of the Board of Directors; (iii) a specific committee of the Board of Directors; (iv) the non‑management directors; or (v) any director or subset of directors of the Board of Directors. The Secretary of the Board of Directors reviews all correspondence and regularly forwards to the appropriate director, directors or the Board of Directors, copies of all communications that, in the opinion of the Secretary, deal with the functions of or otherwise require the attention of individual directors, the Board of Directors or committees or subsets thereof. Unless, in the opinion of the Secretary, a communication is improper or irrelevant, a communication will not be withheld from its intended recipient(s) without the approval of the Chairman of the Board of Directors, the Chair of the appropriate committee or the director who presides during non‑management executive sessions.

Compensation Committee Interlocks and Insider Participation

During the 2016 Fiscal Year, the Compensation Committee consisted of Messrs. Mayo (Chair), Jaggers (until his retirement from the Board of Directors at the 2015 Annual Meeting) and Wilk and Ms. Van Deursen. None of the Compensation Committee members have at any time been an officer or employee of the Company nor did any of the members have any relationship with the Company requiring disclosure by the Company during the 2016 Fiscal Year. During the 2016 Fiscal Year, none of the Company’s executive officers served as a member of the compensation committee of another entity, an executive officer of which served on the Compensation Committee of Capstone; none of the Company’s executive officers served as a director of another entity, an executive officer of which served on the Compensation Committee of Capstone; and none of the Company’s executive officers served as a member of the compensation committee of another entity, an executive officer of which served as a director of Capstone.

AUDIT COMMITTEE REPORT

In performing its functions, the Audit Committee acts primarily in an oversight capacity. Our management is responsible for the integrity of the Company’s financial statements, as well as its accounting and financial reporting process, principles and internal controls to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accountants have the primary responsibility for performing an independent audit of our financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted auditing principals and on the effectiveness of the Company’s internal controls over financial reporting. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and all members are not experts in the fields of accounting or auditing, including auditor independence. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for preparing financial statements and reports and implementing internal controls over financial reporting. In addition, the Audit Committee selects the Company’s independent registered public accountants and has the authority to engage independent counsel and other advisors as it deems necessary.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Capstone contained in Capstone’s Annual Report on Form 10‑K as of and for the year ended March 31, 2016 with management and KPMG LLP, the Company’s independent registered public accounting firm for the year ended March 31, 2016. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, both with and without management present. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence from the Company.

In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10‑K as of and for the year ended March 31, 2016 for filing with the SEC.

Audit Committee Richard K. Atkinson, Chairman Noam Lotan Eliot G. Protsch Gary D. Simon

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S‑K, Item 407 or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

FEES AND SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to the Independent Registered Public Accounting Firm

The table below provides information concerning fees for services rendered by KPMG LLP during the 2016 Fiscal Year and the fiscal year ended March 31, 2015 (the “2015 Fiscal Year”). The nature of the services provided in each such category is described following the table. Representatives of KPMG LLP will be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

	Amount of Fees
Description of Fees	2016	2015
Audit Fees	$775,000	$700,000
Audit-Related Fees	125,000	—
Tax Fees	15,000	15,000
All Other Fees	—	—
Total	$915,000	$715,000

Audit Fees—These fees were primarily for professional services rendered by KPMG LLP in connection with the audit of the Company’s consolidated annual financial statements and reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports on Form 10‑Q for the first three fiscal quarters of the 2016 Fiscal Year and the 2015 Fiscal Year, respectively. The fees also relate to the audit of internal controls over financial reporting (pursuant to Section 404 of the Sarbanes‑Oxley Act) for the 2016 Fiscal Year and the 2015 Fiscal Year, comfort letters and consents related to SEC filings.

Audit‑Related Fees—These fees were for services rendered by KPMG LLP in connection with the April 19, 2016 public offering of 2.7 million shares of the Company’s common stock.

Tax Fees—These fees were for services rendered by KPMG LLP for assistance with a research and development tax credit study.

Pre‑approval of Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee has implemented procedures for the advance approval of all audit and non‑audit services to be performed by the independent registered public accounting firm, whereby the Audit Committee must approve all services prior to the commencement of work. Unless the specific service has been pre‑approved in accordance with the Audit Committee’s charter for the current year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee considers whether the proposed provision of any non‑audit services by the independent registered public accounting firm is compatible with maintaining the firm’s independence. The Audit Committee consults with management prior to the Company’s engagement of the independent registered public accounting firm for all audit and non‑audit services. The Audit Committee has delegated its authority to pre‑approve non‑audit services up to an amount of $75,000 in the aggregate in any fiscal year to the Chair of the Audit Committee. The Audit Committee approved in accordance with applicable law 100% of the audit and non‑audit services performed by KPMG LLP during the 2016 Fiscal Year. The Audit Committee has considered whether the provision of non‑audit services is compatible with maintaining the independence of KPMG LLP.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by SEC Regulation S‑K Item 402(b) beginning on page 18 of this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10‑K for the 2016 Fiscal Year.

Compensation Committee Gary J. Mayo, Chairman Holly A. Van Deursen Darrell Wilk

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to Regulation 14A, other than as provided in SEC Regulation S‑K, Item 407, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that it be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Committee reviews and administers the process and substance of the Company’s executive compensation program, including compensation of the Named Executive Officers (i.e., those executive officers who appear in the Summary Compensation Table on page 28).

The 2016 Fiscal Year was a challenging year for the Company as it faced various internal and external challenges that caused management to take strategic measures to reposition the Company for future growth and profitability. In light of such challenges, the Company continued to execute its strategic plan during the 2016 Fiscal Year while maintaining its compensation policies to align performance incentives with the interests of the Company’s stockholders. Certain highlights from the 2016 Fiscal Year include the following:

•	The Compensation Committee reviewed and maintained the peer group established for the 2016 Fiscal Year that the Company uses to benchmark the compensation of its Named Executive Officers;

•

The Compensation Committee modified the executive annual incentive program to strengthen the link between executive pay and performance, and there were no cash incentive payments to Named Executive Officers for the 2016 Fiscal Year as a result of performance goals not being achieved;

•

The Compensation Committee implemented the Apollo Program designed to incentivize continued efficiency, reliability and other improvements with respect to the Company’s 200 kilowatt and 1000 kilowatt microturbines; and

•	The Compensation Committee maintained the PRSU Program to link executive compensation with Company performance.

Compensation Philosophy

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that the Company’s executive compensation program should:

•

Attract and retain individuals of superior ability and managerial talent by offering total compensation that is competitive with a group of companies that are of comparable size within similar industries and other companies with which the Company competes for executive talent;

•	Establish goals and objectives that link incentive compensation to achievement of specific key strategic and financial performance goals;

•	Provide compensation that aligns the financial interests of executives with those of the Company’s stockholders through long‑term equity incentives that take into account the Company’s performance;

•	Comply with all applicable laws and Nasdaq rules and guidelines, and ensure that compensation is appropriate in light of reasonable and sensible standards of good corporate governance; and

•	Be straightforward and easy to understand and administer.

Goal Alignment and Performance

The Compensation Committee believes that the Company’s compensation program should encourage and reward outstanding financial and strategic performance. In the fiscal year ended March 31, 2009, the stockholders approved the Executive Plan pursuant to which the Compensation Committee may pay performance‑based cash incentives to our executive officers upon the achievement of specific performance goals. The Compensation Committee also believes that the Named Executive Officers should receive a significant portion of their compensation in the form of equity, with a significant portion of grants conditioned on performance, thereby putting this portion of their compensation at risk and further aligning their long‑term interests with the Company’s strategic objectives and stockholders’ interests. With this structure, the Company’s compensation program is designed to maintain a close correlation between the rewards to the Company’s executives and the strategic success of the Company and the performance of its stock price.

The Compensation Committee believes that a mix of stock options, performance‑based restricted stock units (“PRSUs”) and time‑based restricted stock units (“RSUs”) is most appropriate for aligning the goals of senior executives with those of the Company’s stockholders. Stock options provide a financial reward only in the event that stockholder value is increased. The Compensation Committee further believes that the PRSU Program provides additional incentives to increase stockholder value. Time-based RSUs provide value upon completion of service or other performance requirements, are tied to stock price, and impose less dilution of stockholder value than do stock options.

The Compensation Committee reviews each component of compensation for each of our Named Executive Officers, but places more emphasis on the comparative value of each Named Executive Officer’s total direct compensation, rather than each compensation component. The Compensation Committee seeks to provide total direct compensation that is within the range of compensation of executives of comparable companies. The Compensation Committee believes that a significant portion of compensation should be at risk; therefore, the actual compensation realized by the Named Executive Officers depends on the level of performance achieved over both the short‑term and long‑term.

Peer Group

The Compensation Committee relies on compensation information about comparable companies in consultation with Willis Towers Watson, an independent international compensation consulting firm (the “Compensation Consultant”). For the 2016 Fiscal Year, the Compensation Consultant provided comprehensive compensation information to the Compensation Committee. The information provided by the Compensation Consultant is described below under “Role of Compensation Consultant.” The data included the levels of compensation paid at a peer group of comparable companies and published survey data. The Compensation Committee used this data for benchmarking to assess the competitiveness of our compensation arrangements for the Named Executive Officers.

In setting compensation, the Compensation Committee reviews information provided by the Compensation Consultant regarding comparative market data, including comprehensive analyses of total compensation and compensation components based on the peer group and published survey data appropriate to our annual revenue. The Compensation Committee used Radford’s Global Technology Survey as part of the executive assessment with a focus on companies with $50 ‑ $200 million in revenue in addition to the peer group of 16 companies generally based on the following selection guide:

•	Industry focus—Heavy Electrical Equipment; Industrial Machinery; Electrical Components & Equipment;

•	A target revenue range of 0.5x ‑ 2.0x the Company’s annual revenue; and

•	A target market capitalization range of 0.5x ‑ 3.0x the Company’s current market capitalization.

The resulting 16 peer group companies are listed below, and their data will be used by the Compensation Committee to supplement published survey data going forward:

Fuel Systems Solutions, Inc.	LSI Industries Inc.	Vicor Corporation	Enphase Energy, Inc.
Power Solutions International, Inc.	SL Industries, Inc.	FuelCell Energy, Inc.	Powersecure International, Inc.
Maxwell Technologies, Inc.	Westport Innovations Inc.	Key Technology, Inc.	PMFG, Inc.
Magnetek, Inc.	Allied Motion Technologies Inc.	Active Power, Inc.	Plug Power Inc.

Components of Compensation

The basic components of compensation applicable to the executive officers are base salary, annual performance‑based incentives and long‑term incentives. The executive officers also receive employee benefits consistent with those offered to other employees of the Company. The Compensation Committee believes the Company is well served by a compensation structure that is easy to monitor, implement and disclose to its officers, employees and stockholders.

Base Salary

The base salary for each of the Named Executive Officers is based on historic long‑term individual performance and is compared to base salaries for executives at comparable companies. The Compensation Committee believes that base salaries should also reflect other relevant factors, such as unique roles, responsibilities and experience.

Annual Performance‑Based Cash Incentives

Performance‑based cash incentive payments to Named Executive Officers can be awarded by the Compensation Committee based on performance, achievement of specific goals and other relevant factors determined in advance by the Compensation Committee. Cash incentive awards are generally made pursuant to our Executive Plan. Payments under the awards are based on performance goals that are selected from the criteria described in the Executive Plan. Each objective is determined in reference to our financial statements and annual budget. The Compensation Committee retains discretion to reduce awards earned under the Executive Plan.

Long‑Term Equity Incentives

Policy.  The Compensation Committee has a policy regarding the granting of equity‑based compensation awards. The policy generally provides that the Company shall not backdate any equity grant or manipulate the timing of the public release of material information with the intent of benefiting a grantee under an equity award. Generally, grants of equity‑based compensation awards are to be approved by the Compensation Committee on the date of a regularly scheduled quarterly meeting of the Compensation Committee. Inducement grants may be approved at a special meeting of the Compensation Committee and are generally effective as of the commencement of employment. The date the Compensation Committee acts to approve an award shall be the grant date of the award for purposes of the Company’s equity compensation plans, except that grants made after the close of business may be deemed to be granted on the following day. No grants may be made by action on written consent, except in extraordinary circumstances. In no event shall the exercise price or value of an award be determined by reference to the fair market value of the Company’s Common Stock on a day other than the grant date of the award. The Compensation Committee does not grant options with reload features and is prohibited from re‑pricing stock options under the terms of the Incentive Plan.

In discharging its responsibility for administering the Company’s stock‑based compensation programs, the Compensation Committee regularly monitors and evaluates the total cost of such programs, based on information provided annually by, and in consultation with, the Compensation Consultant. This information includes share utilization and annual grant levels. The Compensation Committee determines the appropriate award to each Named Executive Officer by assessing equity incentive awards made to officers of comparable companies and evaluating the level of equity incentives that have been previously awarded to each Named Executive Officer.

Options.  The Compensation Committee determined several years ago that equity based incentive compensation should include stock options. The inclusion of stock options in the equity grant mix was determined because they provide a financial reward only in the event that stockholder value is increased.

PRSU Program.  In May 2014, the Compensation Committee approved the PRSU Program that commenced effective as of the beginning of the 2015 Fiscal Year. Full details of the PRSU Program can be found later in this Compensation Discussion and Analysis. The PRSU Program was designed to:

•	Focus on the long‑term performance of the Company;

•	Motivate participants to maximize the Company’s performance by aligning their compensation with the achievement of multi‑year, long‑term Company objectives and long‑term Company growth;

•

Incorporate performance metrics that link externally to Total Stockholder Return (TSR) measured over a three‑year period, as well as internal financial performance metrics also measured over a three‑year period; and

•	Provide a vesting period for awards that extends beyond the end of the 3‑year performance measurement period.

RSUs.  The Compensation Committee determined several years ago that equity based incentive compensation should include RSU awards. The inclusion of RSUs in the equity grant mix was determined because they are less dilutive than stock options, provide retention incentive and are linked to the Company’s stock price.

Change of Control Benefits

The Company maintains the Capstone Turbine Corporation Change of Control Severance Plan (the “Change of Control Plan”), which provides certain payments and benefits to designated employees, including the Named Executive Officers. Severance benefits are provided to participants whose employment is terminated or otherwise adversely impacted within 12 months of a change of control of the Company. Upon becoming eligible, participants receive a lump sum cash payment under the Change of Control Plan that is equal to their annual base salary and continuation coverage in our medical and dental benefit plans at no cost for a period of 12 months. Mr. Jamison has an agreement that provides for a severance payment equal to his base compensation for a period of 18 months. The Board of Directors adopted the Change of Control Plan to increase the likelihood that key management personnel are retained during any pending transactions involving a change of control of the Company. In addition, certain awards under the Incentive Plan become fully vested in the event of a change of control. The Compensation Committee believes that these change of control benefits are similar to and consistent with those offered by the companies included in the peer industry group described above.

Employee Benefits

Executive officers are generally entitled only to benefits consistent with those offered to other employees of the Company. The Company offers group life, disability, medical, dental and vision insurance and an employee stock purchase program.

2016 Fiscal Year Performance and Compensation

Financial and Operating Environment

During the 2016 Fiscal Year, the Company faced a challenging economic environment that caused management to take several measures to reposition the Company for future growth and profitability. As a result of such conditions:

•	Revenue decreased $30.3 million, or 26%, to $85.2 million from $115.5 million for the 2015 Fiscal Year.

•	Revenue from our accessories, parts and service increased $0.7 million, or 3%, to $26.8 million from $26.1 million for the 2015 Fiscal Year.

•	Cash used in operating activities decreased $0.5 million to $22.5 million from $23.0 million cash used during the 2015 Fiscal Year.

•	The Company’s net loss decreased by 20% to $25.2 million and its net loss per share decreased by 28% to $1.39 compared to the prior year.

•	The Company’s year‑end backlog decreased 34% to $109.6 million compared to the prior year.

•	The Company’s year‑end comprehensive factory protection plan (FPP) backlog increased 9% to $66.5 million compared to the prior year.

Named Executive Officer Compensation

CEO Compensation.  The Company intends that Mr. Jamison’s target total direct compensation (i.e., base salary, performance based cash incentive and long term incentives) be established, reviewed and adjusted by the Compensation Committee with market analysis provided by the Compensation Consultant. Mr. Jamison’s total direct compensation is targeted to be within the range of the compensation paid to chief executive officers by comparable companies reflected in the published survey data and the peer group data.

For the 2016 Fiscal Year, Mr. Jamison was eligible for a performance‑based cash incentive equivalent to 100% of his base salary at target performance levels under the Executive Plan. However, the Company did not achieve the threshold performance objectives required by the executive annual incentive program and, therefore, no bonus was awarded.

A summary of Mr. Jamison’s compensation for the 2016 Fiscal Year follows:

•	Base salary was increased from $464,000 to $487,200, his first salary increase since April 2013.

•	The annual incentive target remained at 100% of base pay or $487,200.

•	Pursuant to the Apollo Program, $46,312 in cash awards and 37,280 RSUs were awarded in lieu of cash for meeting the Apollo Program’s July 2015 and December 2015 performance goals, respectively.

•

Long term equity incentive award mix of 7,690 stock options, 10,000 target PRSUs and 5,000 RSUs to be earned over a multi-year period (each, as adjusted for the 1-for-20 reverse stock split that became effective on November 6, 2015).

•	Target direct compensation value mix consisted of 63% cash and 37% equity, of which a substantial portion was tied to the PRSU Program.

CEO Total Compensation 2015-2016
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
Total $1,057,644*
Stock Options $141,604(2)
RSUs $140,000(2)
PRSUs $312,040(1)(2)
Base Salary $464,000
Total $694,476*
Apollo Bonus $46,312(2)
Stock Options $52,600(2)
RSUs $108,364(2)
Base Salary $487,200
FY 2015 Actual
FY 2016 Actual

*Estimated LTI value for stock options using a Black‑Scholes methodology and PRSUs and RSUs using a face value methodology.

(1)	Based on Company projections, it is unlikely that the performance criteria will be met for the applicable PRSU performance measurement period.

(2)	Calculated as fair market value on date of grant.

PRSU Program.  The PRSU Program focuses on two financial objectives with equal weighting: three‑year cumulative gross margin as a percent of three‑year cumulative revenue and total shareholder return (“TSR”) relative to the TSR performance of companies in the Ardour Global Alternative Energy Index North America. The PRSU Program has a three‑year performance measurement period. The performance measurement period will begin on April 1 of the first fiscal year and end on March 31 of the third fiscal year. The program is intended to have overlapping performance measurement periods (e.g., a new three‑year cycle begins each year on April 1), subject to Compensation Committee approval. The Chief Executive Officer was the only participant for the 2016 Fiscal Year. At the end of each performance measurement period, the Compensation Committee will determine the achievement against the performance objectives. Any earned PRSU awards will vest 50% after the end of the performance measurement period and 50% one year thereafter. Remaining eligible employees will be considered for participation in future years.

Compensation of the Other Named Executive Officers.  The Compensation Committee set the 2016 Fiscal Year compensation for the remaining Named Executive Officers based on information provided by, and in consultation with the Compensation Consultant. The Compensation Committee determined that target compensation for our Named Executive Officers is within the range of compensation paid to executive officers of comparable companies reflected in the competitive market data. Consideration was also given to internal pay equity with emphasis on long‑term incentives to encourage the long‑term success of the Company.

Base Salary.  The base salary for each of the Named Executive Officers is based on long‑term individual performance and is compared to base salaries for executives at comparable companies. The Compensation Committee believes that base salaries should also reflect other relevant factors, such as unique roles, responsibilities and experience. Accordingly, the base salary of any particular individual may be above or below the median of the applicable range of base salaries paid by comparable companies.

Performance‑Based Cash Incentives.  A target cash incentive equal to a stated percentage of annual base salary is established for each Named Executive Officer. In June 2015, the Compensation Committee approved performance goals based on revenue and cash and other terms of awards for our Named Executive Officers for the 2016 Fiscal Year under the Executive Plan. Both goals must be achieved above a threshold level of performance for a cash incentive to be paid under the plan. The actual performance objectives for the 2016 Fiscal Year are summarized in the table below (amounts in millions).

2016 Fiscal Year Executive Plan Performance Objectives

Objective	Threshold	Intermediate	Target	Maximum
Revenue	$116.6	$123.5	$137.2	$157.8
Cash(1)	$19.7	$20.8	$23.2	$26.6

(1)	Cash is calculated as of the end of the fiscal year.

Awards for Mr. Jamison, Mr. Crouse, Ms. Brooks and Mr. Lewis provided a target cash incentive that was similar to the target cash incentive for the prior fiscal year. Awards earned under the Executive Plan are based on a sliding scale formula that is weighted to emphasize the cash performance goal and is designed to reward performance that exceeds target. This incentive provides a moderate award for performance that is above the threshold level but below the intermediate level, an intermediate award of approximately 40% of the target cash incentive, and a maximum award of approximately 150% of the target cash incentive. The potential cash incentives that could be paid to each executive officer for the 2016 Fiscal Year are summarized in the table below. No cash incentive is paid for performance at the threshold level or below.

2016 Fiscal Year Executive Plan Incentive Opportunity

	Target Cash
	Incentive
	Percentage	Incentive Opportunity(1)
Executive Officer	of Salary	Intermediate	Target	Maximum
Darren R. Jamison	100%	$195,000	$487,500	$731,250
James Crouse	55%	61,600	157,080	231,000
Jayme L. Brooks	45%	44,550	113,603	167,063
Richard B. Lewis	45%	39,870	101,669	149,513
Edward I. Reich(2)	—%	—	—	—

(1)	Potential payouts are approximate because of interpolation.
(2)

Edward I. Reich, the Company’s former Executive Vice President and Chief Financial Officer, left the Company to pursue other opportunities effective April 10, 2015 and was not eligible to receive awards under the Executive Plan for the 2016 Fiscal Year.

The Compensation Committee met in June 2016 to determine if the performance objectives were met under the terms of the 2016 Fiscal Year awards and determined that we had achieved revenue of $85.2 million and cash of $16.7 million. Both performance objectives were below the threshold level. As a result, cash incentive payments pursuant to the Executive Plan were not authorized.

Apollo Program.  In the 2016 Fiscal Year, the Compensation Committee approved the Apollo Program to incentivize continued efficiency, reliability, power and noise improvements with respect to the Company’s 200 kilowatt and 1000 kilowatt microturbines. Target awards under the Apollo Program were based on ten specific milestones that were weighted equally, with 50% of the award opportunity payable in July 2015 and 50% of the award opportunity payable in December 2015.

The Compensation Committee met in July 2015 and determined that 95% of the Apollo Program’s July 2015 performance goals were met and approved awards to the Named Executive Officers as follows: Mr. Jamison received a cash award of $46,312; Mr. Crouse received a cash award of $26,600; Ms. Brooks received a cash award of $23,513; and Mr. Lewis received a cash award of $21,043.

The Compensation Committee met in December 2015 and determined that 91% of the Apollo Program’s December 2015 performance goals were met. In light of the Company’s cash position, the Compensation Committee granted RSU awards in lieu of cash to the Named Executive Officers as follows: Mr. Jamison received 37,280 RSUs; Mr. Crouse received 21,412 RSUs; Ms. Brooks received 18,927 RSUs; and Mr. Lewis received 16,939 RSUs.

Long Term Equity Incentives.  During the 2016 Fiscal Year, the Compensation Committee granted long term equity incentives under the Incentive Plan as follows: Mr. Crouse received 2,000 RSUs and options to purchase 7,180 shares of Common Stock; Ms. Brooks received 2,000 RSUs and options to purchase 5,385 shares of Common Stock; and Mr. Lewis received 1,250 RSUs and options to purchase 4,485 shares of Common Stock. All options granted during the 2016 Fiscal Year to Named Executive Officers vest 25% on the first anniversary of the grant date and monthly thereafter on a pro rata basis over the next 36 months and expire ten years from the grant date. The RSUs vest in increments of 25% on each anniversary of the date of grant.

During the quarter ended March 31, 2016, Messrs. Jamison, Crouse and Lewis and Ms.Brooks voluntarily agreed to cancel and terminate a total of 136,348 unvested stock options that had been previously issued to them.

Stockholder Engagement; 2017 Fiscal Year Compensation

The Compensation Committee values the perspectives and concerns of our stockholders regarding executive compensation. The Compensation Committee has in the past and intends to continue to maintain in the future an open dialogue with stockholders to foster greater communication and transparency.

At the 2015 Annual Meeting, we sought an advisory vote on our executive compensation. This proposal, commonly known as the “say‑on‑pay” proposal, received more votes in favor than against, with 63% of votes cast approving the proposal. Following the 2015 Annual Meeting, the Compensation Committee reviewed the results of the say‑on‑pay vote and the feedback received from stockholders to assess whether any actions needed to be taken in response.

The Compensation Committee believes that the Company’s compensation program should encourage and reward outstanding financial and strategic performance. The compensation decisions we made with respect to the 2017 Fiscal Year, all of which we believe are reflective of our ongoing pay‑for‑performance philosophy, are outlined below.

Base Salary.  The base salaries of the Named Executive Officers for the 2017 Fiscal Year remain unchanged from the 2016 Fiscal Year.

Performance-Based Annual Incentives.  As of the date of this Proxy Statement, no formal executive annual incentive plan has been established for the 2017 Fiscal Year in order to allow the Company to focus on its strategic plan.

Long Term Equity Incentives.    As of the date of this Proxy Statement, no long-term equity incentive awards have been granted for the 2017 Fiscal Year.

Stock Ownership Guidelines

In 2012 the Board of Directors established stock ownership guidelines applicable to senior executives (including the Named Executive Officers) and non‑employee directors in order to further align the interests of executives and directors with the interests of stockholders. These ownership guidelines provide that the subject persons should own Common Stock equal in value to a multiple of their annual salary (or, in the case of directors, their annual retainer) as follows:

Chief Executive Officer	4 times annual base salary
Executive Vice Presidents	2 times annual base salary
Senior Vice Presidents and other Named Executive Officers	1 times annual base salary
Non‑employee members of the Board of Directors	4 times annual retainer

Covered persons will be expected to hold the specified amount of stock within five years from the later of June 6, 2012 or the date they become subject to the ownership guidelines. The Board of Directors considered implementing a stock retention or holding period requirement in connection with the ownership guidelines, but decided that such requirements were not necessary at this early stage of the program, given that subject persons would need to accumulate stock in compliance with the new guidelines. The Board of Directors will continue to monitor the need for stock retention or holding period requirements.

Role of Compensation Consultant

The Compensation Committee focuses on attracting, retaining and motivating a highly qualified group of executive officers. They believe that doing so is in the best interests of the Company, its stockholders and other constituencies. For the 2016 Fiscal Year, the Compensation Committee engaged Willis Towers Watson as its consultant in determining appropriate compensation for our executive officers, including our Named Executive Officers. As a part of its consulting services, the Compensation Consultant collects and analyzes competitive pay data, trends and market practices.

In setting compensation, the Compensation Committee reviews information from its Compensation Consultant regarding comparative market data, including comprehensive analyses of total compensation and compensation components based on published survey data sized to our annual revenue.

The Compensation Committee has determined that the competitive analysis provided by its Compensation Consultant includes a sufficiently large and relevant group of companies for purposes of comparing compensation data. The Compensation Committee considers all relevant information from compensation surveys and does not exclude data in determining compensation for our executive officers. The compensation reports provided by the Compensation Consultant include detailed information regarding base salary, target cash incentive, target total cash, actual total cash, estimated value of long‑term incentive compensation and target total direct compensation for individuals deemed to be comparable to our executive officers in the peer group. The Compensation Committee uses this information to assess the levels of compensation that are appropriate for our executive officers, including the Named Executive Officers.

The Compensation Committee has determined that the Compensation Consultant’s work as our compensation consultant in the 2016 Fiscal Year did not raise any conflicts of interest.

Risk Assessment

To determine the level of risk arising from our compensation policies and practices, the Company conducted an executive compensation risk assessment during the 2016 Fiscal Year and at the start of the 2017 Fiscal Year under the oversight of the Compensation Committee. This assessment examined the Company’s compensation programs. Several areas of potential compensation risk were reviewed, including affordability of compensation packages; Board of Directors and Compensation Committee practices; compensation philosophy; the design of our compensation programs; elements of compensation and retention exposure. The Compensation Committee noted that the Company’s compensation programs contain many provisions designed to mitigate risk and protect stockholder interests, including, but not limited to, the following:

•	Long‑term incentive awards are in the form of stock options and restricted stock units with no payout holdbacks or payment in cash in lieu of stock.

•

Under the performance‑based cash incentive program discussed above, payments to the Named Executive Officers are predicated on achieving threshold performance on two predetermined metrics and are limited to a maximum total payout.

•

The performance‑based cash incentive program for all executives is based on strategic financial and operational business objectives that are aligned with the Company’s long‑term strategy and stockholder interests.

•	No employees are subject to an employment agreement other than Mr. Jamison’s change of control agreement.

•	The Compensation Committee reviews information from other publicly‑traded technology and manufacturing industry companies of similar size and reviews the composition of the peer group annually.

•	Payments to Named Executive Officers may be subject to the Company’s clawback policy, which is described under the heading “Clawbacks” below.

•

Stock ownership guidelines are in place for senior executives (including the Named Executive Officers) and members of the Board of Directors in order to further align their interests with those of stockholders.

•	The provisions of the Company’s insider trading policy with respect to hedging transactions discussed below.

Based upon the assessment, the Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Clawbacks

Payments to our executive officers may be subject to clawback if it is determined after the payment of a cash incentive pursuant to an award that individual or Company performance upon which the payment was based was fraudulently represented, or was based on the Company’s non-compliance with applicable laws or listing standards or based on any other circumstances giving rise to a legal requirement that compensation be returned to the Company. Additionally, the Company has reserved the right to require the return of any award under the PRSU Program if it is determined after the payment of such award that the individual or department performance upon which the award was based was fraudulently represented. The Compensation Committee may reconsider these clawback policies or implement other similar clawback policies in connection with future rule making under the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010.

Anti‑Hedging Policy

The Company’s insider trading policy directs officers and directors of the Company to obtain clearance from the Company’s Compliance Officer prior to engaging in short sales of the Company’s Common Stock prohibited by Section 16(c) of the Exchange Act, i.e., sales of shares which the insider does not own at the time of sale, or sales of Common Stock against which the insider does not deliver the shares within 20 days after the sale involving the Company’s securities, including the Company’s Common Stock, options or warrants. The insider trading policy further directs officers, directors, and employees designated by the Company’s executive officers as more likely to have access to material, nonpublic information (and their family members, including spouses, minor children, or any other family members living in the same household) not to directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety (such as the purchase of put or call options or the writing of such options).

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to our Named Executive Officers. Qualifying performance‑based compensation, however, is fully deductible without regard to the general Section 162(m) limits if certain requirements are met. Section 162(m) also permits full deductibility for certain employee benefit plan contributions, sales commissions and other payments. The Compensation Committee intends that our incentive compensation programs qualify for an exception to the limitations of Section 162(m) whenever possible so that we may fully deduct compensation paid to our Named Executive Officers under these programs. Cash incentive and stock option awards generally are granted under the Executive Plan or the Incentive Plan so that they may be fully deductible as “performance‑based compensation” under Section 162(m). Payments to Named Executive Officers are limited under the Executive Plan to an aggregate $4 million under any award.

We have made equity incentive awards to certain of our Named Executive Officers as an inducement for them to commence employment with the Company that will not qualify as performance‑based compensation under Section 162(m). If amounts realized under these awards exceed the Section 162(m) limitation, they may not be deductible from the Company’s taxable income, if any, at that time. Payments under these equity incentives are generally conditioned on long‑term increases in stockholder value. In making these equity incentive awards, the Compensation Committee determined that the need to attract capable individuals to the Company through a meaningful inducement outweighed the potential inability to deduct a portion of the compensation for federal income tax purposes.

Compliance

The responsibilities and authority of the Compensation Committee are set forth in its charter, which is intended to set forth best practices for compensation. The members of the Compensation Committee are all “independent directors,” as defined under Nasdaq rules. Change of control equity incentive awards are granted by the Compensation Committee in a manner that is intended to satisfy SEC Rule 16b‑3 under the Exchange Act. As further discussed below, incentive compensation is awarded in a manner that is intended to qualify the payments as “performance‑based compensation” within the meaning of Section 162(m) of the Code.

Conclusion

The Compensation Committee believes that its decisions with respect to compensation paid to the Named Executive Officers for the 2016 Fiscal Year and the prospective compensation structure for the 2017 Fiscal Year and beyond are consistent with the goals outlined at the beginning of this Compensation Discussion and Analysis.

EXECUTIVE OFFICERS OF THE COMPANY

The following list identifies the name, age and position(s) of the executive officers of the Company:

Name	Age	Position
Darren R. Jamison	50	President & Chief Executive Officer
Jayme L. Brooks	45	Chief Financial Officer & Chief Accounting Officer
James D. Crouse	52	Executive Vice President of Sales & Marketing
Richard B. Lewis	58	Vice President of Operations

The term of each executive officer runs until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The following is a biographical summary of the experience of the executive officers of the Company who are not members of the Company’s Board of Directors:

Jayme L. Brooks.  Ms. Brooks has served as our Chief Financial Officer and Chief Accounting Officer since April 2015. She served as Vice President of Finance and Chief Accounting Officer from November 2008 to April 2015. She previously served as Vice President of Financial Planning and Analysis, Interim Chief Accounting Officer and Director of Financial Reporting of the Company. Previously, she served as Vice President and Controller of Computer Patent Annuities North America LLC, a company providing solutions for intellectual property management needs, technology renewal services, software tools and portfolio management. Ms. Brooks holds a Bachelor of Arts degree in Business Economics from the University of California at Santa Barbara and a Master of Business Administration degree from the Fuqua School of Business at Duke University. Ms. Brooks is a Certified Public Accountant licensed in California and a member of Financial Executives International.

James D. Crouse.  Mr. Crouse joined us in February 2007 as Executive Vice President of Sales & Marketing. He leads Capstone’s Sales, Marketing and Product Development efforts globally. Since joining Capstone, Mr. Crouse has helped us bring several new clean energy and renewable microturbine products to market. Mr. Crouse is a member of the board of the World Alliance for Decentralized Energy (WADE), a business accelerator associated with the worldwide development of high efficiency cogeneration, onsite power and decentralized renewable energy systems that deliver substantial economic and environmental benefits. He served as the Chairman of the Board of WADE. WADE’s membership includes more than 200 corporate leaders in the decentralized‑energy industry and national cogeneration and decentralized energy associations worldwide. In December 2010, U.S. Secretary of Commerce Gary Locke named Mr. Crouse to the Renewable Energy and Energy Efficiency Advisory Committee, a national advisory committee of leading U.S. renewable energy and energy efficiency companies. Mr. Crouse was re‑appointed in 2012 and is one of 37 members on this committee which will advise the Secretary of Commerce on the development and implementation of programs and policies to help expand the global competitiveness of the U.S. renewable energy and energy efficiency industries. Mr. Crouse has testified before Congress on a number of issues. He testified on Capstone’s innovative technology and opportunities for combined heat and power in the energy efficiency sector. Prior to joining Capstone, Mr. Crouse was President of Navitas Consulting, where he specialized in assisting client companies with growing their businesses. Prior to his employment with Navitas Consulting, Mr. Crouse was General Manager of the Gas Engine Group for Valley Power Systems, the GE Jenbacher distributor. Additionally, Mr. Crouse served as President of JST Energy and Vice President of Crown Engineering & Construction. Mr. Crouse is a member of the California Association of Building Energy Consultants, and he is a licensed General Engineering Contractor “A” in California.

Richard B. Lewis.  Mr. Lewis has served as our Vice President, Operations since May 2014. Mr. Lewis served as Vice President of Operations of Meggitt Safety Systems, Inc. (“MSSI”), a producer of aircraft and industrial fire protection and safety systems, from 2012 to 2014. Prior to his employment with MSSI, Mr. Lewis was an independent global supply chain consultant from 2009 to 2012. Prior to his time as a consultant, Mr. Lewis spent 12 years with AeroVironment, Inc. (“AV”), a publicly‑traded designer and manufacturer of energy systems, electric vehicle systems and unmanned aerial vehicles. Mr. Lewis held positions of increasing responsibility with AV, culminating with his appointment as Vice President of Global Supply Chain and Procurement. Mr. Lewis holds a Bachelor of Arts in Economics from the University of Massachusetts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the Company’s principal executive officer, principal financial officer and the three other most highly compensated executive officers during the 2016 Fiscal Year. These individuals are referred to in this Proxy Statement as the “Named Executive Officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)		($)
Darren R. Jamison	2016	$487,200	$46,312	$108,364	$52,600	$—	$58,262	(5)	$752,738
President & Chief Executive	2015	464,000	—	140,000	141,604	—	5,626		751,230
Officer	2014	464,000	—	153,336	352,872	19,843	5,856		995,907
Jayme L. Brooks	2016	247,500	23,513	48,123	36,833	—	25,542	(5)	381,511
Chief Financial Officer &	2015	225,000	—	35,000	82,587	—	4,923		347,510
Chief Accounting Officer	2014	220,000	—	20,442	47,073	2,822	4,857		295,194
James D. Crouse	2016	280,000	26,600	51,080	49,111	—	17,560	(5)	424,351
Executive Vice President of	2015	250,000	—	56,000	132,213	—	64,280	(5)	502,493
Sales & Marketing	2014	245,000	—	61,336	141,161	55,725	69,170	(5)	572,392
Richard B. Lewis(6)	2016	221,450	21,043	36,157	30,677	—	7,548	(5)	316,875
Vice President of Operations	2015	215,000	—	95,000	250,325	—	4,176	(5)	564,501
Edward I. Reich(7)	2016	8,677	—	—	—	—	317,159	(8)	325,836
Former Executive Vice	2015	282,000	—	56,000	132,213	—	3,339		473,552
President & Chief Financial Officer	2014	275,000	—	61,336	141,161	6,468	1,908		485,873

(1)

This column represents the aggregate grant date fair value of RSUs granted in the years presented in accordance with SEC rules. For RSUs, fair value is calculated using the closing price of Capstone’s stock on the date of grant. For a discussion of the valuation assumptions, see Note 9 to the Company’s financial statements included in the Company’s Annual Report on Form 10‑K for the 2016 Fiscal Year. The amounts shown exclude any estimate of future forfeitures and reflect the effect of any actual forfeitures.

(2)

This column represents the aggregate grant date fair value of stock options granted in the years presented in accordance with SEC rules. For a discussion of valuation assumptions, see Note 9 to the Company’s financial statements included in the Company’s Annual Report on Form 10‑K for the 2016 Fiscal Year. The amounts shown exclude any estimate of future forfeitures and reflect the effect of any actual forfeitures.

During the quarter ended March 31, 2016, Messrs. Jamison, Crouse and Lewis and Ms.Brooks voluntarily agreed to cancel and terminate a total of 136,348 unvested stock options that had been previously issued to them.

(3)	This column represents bonuses paid pursuant to the Executive Plan.

(4)	This column represents Company contributions to the 401(k) plan and premiums paid by the Company for life insurance.

(5)	Includes cash disbursement in lieu of fringe benefit accruals.

(6)	Mr. Lewis was not an employee of the Company prior to the 2015 Fiscal Year.

(7)	Mr. Reich left the Company to pursue other opportunities effective April 10, 2015.

(8)	Includes $305,277 of severance payments made to Mr. Reich in connection with this April 10, 2015 separation from the Company.

Grants of Plan‑Based Awards

Information about each grant of a plan‑based award made to a Named Executive Officer during the 2016 Fiscal Year is set forth in the table below.

					Estimated
					Future	All Other	All Other
					Payouts	Stock	Option
					Under	Awards:	Awards:		Grant Date
		Estimated Possible Payouts			Equity	Number of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Incentive	Shares of	Securities	Base Price	of Stock
		Plan Awards(1)			Plan	Stock or	Underlying	of Option	and Option
Name	Grant Date	Threshold	Target	Maximum	Awards(2)	Units(3)*	Options(4)*	Awards(5)	Awards(6)
Darren R. Jamison	N/A	$—	$487,500	$731,250		—	—	$—	$—
	04/12/2015	—	—	—		—	7,690	12.80	52,600
	04/12/2015	—	—	—		5,000	—	—	64,000
	04/12/2015	—	—	—	10,000	—	—	—	—
	12/18/2015	—	—	—		37,280	—	—	44,364
Jayme L. Brooks	N/A	—	113,603	167,063		—	—	—	—
	04/12/2015	—	—	—		—	5,385	12.80	36,833
	04/12/2015	—	—	—		2,000	—	—	25,600
	12/18/2015	—	—	—		18,927	—	—	22,523
James D. Crouse	N/A	—	157,080	231,000		—	—	—	—
	04/12/2015	—	—	—		—	7,180	12.80	49,111
	04/12/2015	—	—	—		2,000	—	—	25,600
	12/18/2015	—	—	—		21,412	—	—	25,480
Richard B. Lewis	N/A	—	101,669	149,513		—	—	—	—
	04/12/2015	—	—	—		—	4,485	12.80	30,677
	04/12/2015	—	—	—		1,250	—	—	16,000
	12/18/2015	—	—	—		16,939	—	—	20,157
Edward I. Reich(7)	N/A	—	—	—		—	—	—	—

*All share totals have been adjusted to reflect the 1-for-20 reverse stock split of the Company’s Common Stock that was effective as of 4:30 p.m. Eastern Standard Time on November 6, 2015.

(1)

The estimated payouts shown reflect cash bonus awards granted under the Executive Plan, where receipt is contingent upon the achievement of specified performance goals. No amounts are payable if the minimum threshold performance levels are not achieved. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS—Components of Compensation—Annual Performance‑Based Cash Incentives” for more information about the awards.

(2)

Amount represents the potential payout under the PRSUs granted in 2015. Performance goals under the PSUs will be measured as of December 31, 2016. The vesting schedule of the PRSU award pursuant to which these units were issued for the first performance measurement period is 50% on March 31, 2017 and 50% on March 31, 2018. The second performance measurement period is 50% on March 31, 2018 and 50% on March 31, 2019. The number of units shown reflects the number of units that would vest based on achieving threshold performance goals. Based on Company projections, it is unlikely that the performance criteria will be met for the applicable PRSU performance measurement period.

(3)

Reflects shares of Common Stock underlying restricted stock units granted under the Incentive Plan, which vest in four equal installments on each anniversary of the grant date, conditioned on continued service to the Company as set forth in the Incentive Plan.

The Compensation Committee met in December 2015 and determined that 91% of the Apollo Program’s December 2015 performance goals were met. In light of the Company’s cash position, the Compensation Committee granted RSU awards in lieu of cash to the Named Executive Officers as follows: Mr. Jamison received 37,280 RSUs; Mr. Crouse received 21,412 RSUs; Ms. Brooks received 18,927 RSUs; and Mr. Lewis received 16,939 RSUs. These RSU awards became fully vested as of the date of grant.

(4)

Reflects shares of Common Stock underlying stock options granted under the Incentive Plan, which vested 25% on April 12, 2016 (the first anniversary of the Compensation Committee’s approval of the grant) and monthly thereafter on a pro rata basis over the next 36 months, conditioned on continued service to the Company as set forth in the Incentive Plan.

During the quarter ended March 31, 2016, Messrs. Jamison, Crouse and Lewis and Ms. Brooks voluntarily agreed to cancel and terminate a total of 136,348 unvested stock options that had been previously issued to them.

(5)	Reflects the fair market value of a share of Common Stock as the closing sales price of the Common Stock on the Nasdaq Capital Market on the date of grant.

(6)	Reflects the aggregate grant date fair value computed in accordance with ASC 718.

(7)	Mr. Reich left the Company to pursue other opportunities effective April 10, 2015.

Outstanding Equity Awards at Fiscal Year‑End

Information about outstanding equity awards held by the Named Executive Officers as of the end of the 2016 Fiscal Year is set forth in the table below. The number of securities and values in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective November 6, 2015.

	Option Awards				Stock Awards

					Number of		Market Value
					Shares or		of Shares or
	Number of Securities		Option	Option	Units of Stock		Units of Stock
	Underlying Unexercised Options		Exercise	Expiration	That Have		That Have
Name	Exercisable(1)	Unexercisable(1)	Price	Date(2)	Not Vested(3)		Not Vested(3)
Darren R. Jamison	3,525	—	$28.00	05/14/2024	5,000	(4)	$8,000
	21,482	—	18.40	04/09/2023	3,750	(5)	6,000
	27,344	—	20.20	08/30/2022	4,166	(6)	6,666
	7,500	—	32.80	06/08/2021	1,823	(7)	2,917
	18,000	—	21.00	06/09/2020	—		—
	32,500	—	16.00	04/08/2019	—		—
	17,500	—	17.40	12/10/2018	—		—
	100,000	—	25.40	12/18/2016	—		—
Jayme L. Brooks	2,055	—	28.00	05/14/2024	2,000	(4)	3,200
	2,865	—	18.40	04/09/2023	937	(5)	1,499
	3,907	—	20.20	08/30/2022	555	(6)	888
	2,165	—	34.00	06/13/2021	260	(7)	416
	4,330	—	21.00	06/09/2020	—		—
	6,250	—	17.00	11/25/2018	—		—
James D. Crouse	3,291	—	28.00	05/14/2024	2,000	(4)	3,200
	11,719	—	20.20	04/09/2023	1,500	(5)	2,400
	8,594	—	18.40	08/30/2022	1,666	(6)	2,666
	3,750	—	32.80	06/08/2021	781	(7)	1,250
	3,750	—	21.00	06/09/2020	—		—
	3,750	—	17.40	12/10/2018	—		—
	42,500	—	17.20	02/05/2017	—		—
Richard B. Lewis	5,729	—	30.40	05/12/2024	1,250	(4)	2,000
					2,343	(8)	3,749
Edward I. Reich	7,180	—	28.00	05/14/2024	—		—
	11,785	—	18.40	04/09/2023	1,500	(5)	2,400
	12,500	—	20.20	08/30/2022	1,666	(6)	2,666
	3,750	—	32.80	06/08/2021	781	(7)	1,250
	7,500	—	21.00	06/09/2020	—		—
	7,500	—	17.40	12/10/2018	—		—
	37,500	—	30.40	01/15/2018	—		—

(1)

Options vest 25% on the first anniversary of the grant date and monthly thereafter on a pro rata basis over the next 36 months, conditioned on continued service to the Company. During the quarter ended March 31, 2016, Messrs. Jamison, Crouse and Lewis and Ms. Brooks voluntarily agreed to cancel and terminate a total of 136,348 unvested stock options that had been previously issued to them.

(2)	All options terminate, if not sooner, at the expiration of ten years following the grant date.

(3)	Based on the closing sales price of our Common Stock of $1.60 on the Nasdaq Capital Market on March 31, 2016.

(4)	Restricted stock units vest in four equal installments on each anniversary of April 12, 2015, conditioned on continued service to the Company.

(5)	Restricted stock units vest in four equal installments on each anniversary of May 14, 2014, conditioned on continued service to the Company.

(6)	Restricted stock units vest in four equal installments on each anniversary of April 9, 2013, conditioned on continued service to the Company.

(7)	Restricted stock units vest in four equal installments on each anniversary of June 6, 2012, conditioned on continued service to the Company.

(8)	Restricted stock units vest in four equal installments on each anniversary of May 12, 2014, conditioned on continued service to the Company.

Option Exercises and Stock Vested

Information about the exercise of stock options and vesting of restricted stock units during the 2016 Fiscal Year for each Named Executive Officer is set forth in the table below.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired		Value Realized
Name	on Exercise	on Exercise	on Vesting		on Vesting
Darren R. Jamison	—	$—	562	(1)	$6,182	(1)
	—	—	1,823	(2)	20,053	(2)
	—	—	1,250	(3)	13,750	(3)
	—	—	2,084	(4)	25,842	(4)
Jayme L. Brooks	—	—	260	(2)	2,860	(2)
			313	(3)	3,443	(3)
			278	(4)	3,447	(4)
James D. Crouse	—	—	187	(1)	2,057	(1)
	—	—	781	(2)	8,591	(2)
	—	—	500	(3)	5,500	(3)
			834	(4)	10,342	(4)
Richard B. Lewis	—	—	782	(5)	8,602	(5)
Edward I. Reich	—	—	834	(1)	10,342	(1)
	—	—	500	(2)	5,500	(2)
	—	—	187	(3)	2,057	(3)
	—	—	781	(4)	8,591	(4)

(1)	On June 8, 2015, RSUs vested and the market value of the stock was $11.00 per share.

(2)	On June 6, 2015, RSUs vested and the market value of the stock was $11.00 per share.

(3)	On May 14, 2015, RSUs vested and the market value of the stock was $11.00 per share.

(4)	On April 9, 2015, RSUs vested and the market value of the stock was $12.40 per share.

(5)	On May 12, 2015, RSUs vested and the market value of the stock was $11.00 per share.

Potential Payments upon Termination or Change of Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers in the event of a termination of employment or a change of control of the Company. In the event of termination of employment that is due to death or disability, the Named Executive Officers would have received full vesting of stock options and restricted stock units, as shown in the tables below upon a change in control; any other benefits payable in those circumstances would be made under nondiscriminatory insurance programs that are generally available to all employees. The amount of compensation payable to each Named Executive Officer (other than Mr. Reich) if each situation occurred on March 31, 2016 is listed in the tables below. As disclosed above, Mr. Reich left the Company to pursue other opportunities effective April 10, 2015. The amounts shown below reflect actual severance payments that were made under Mr. Reich’s separation agreement in accordance with the Company’s regular payroll practices.

Mr. Jamison

	Involuntary Termination		Involuntary Termination
			Related to
Executive Benefits and Payments upon Termination	without Cause		Change of Control
Cash Payments	$487,200	(1)	$730,800	(2)
Stock Options (unvested)	—		—	(3)
Restricted Stock Units (unvested)	—		23,582	(4)
Insurance Benefits	13,403	(5)	26,807	(6)
Total	$500,603		$781,189

(1)

Reflects a severance payment of Mr. Jamison’s annual base salary as of March 31, 2016 payable over a period of 12 months after termination, in accordance with a written agreement with Mr. Jamison dated December 18, 2006. This agreement was amended and restated effective June 14, 2012 to extend its term until June 14, 2015 and further amended effective June 14, 2015 to extend its term until June 14, 2018.

(2)

Reflects a lump sum severance payment equal to 18 months of Mr. Jamison’s base salary as of March 31, 2016, in accordance with a written agreement with Mr. Jamison dated December 18, 2006. This agreement was amended and restated effective June 14, 2012 to extend its term until June 14, 2015 and further amended effective June 14, 2015 to extend its term until June 14, 2018.

(3)

Reflects the value of the shares of Common Stock underlying outstanding, unvested stock options that become exercisable following a change in control, based on the market value of $1.60 per share on March 31, 2016, assuming exercise prices reported on the table “Outstanding Equity Awards at Fiscal Year‑End.” Full vesting is triggered if the executive is involuntarily terminated (other than for misconduct) or resigns as a result of a reduction in responsibility or compensation or relocation within 12 months of a change of control of the Company. Full vesting is also triggered if the acquirer of the Company does not assume the awards issued under the Incentive Plan.

(4)

Reflects the value of the shares of Common Stock underlying outstanding, unvested restricted stock units that become vested following a change in control, based on the market value of $1.60 per share on March 31, 2016. Full vesting is triggered if the executive is involuntarily terminated (other than for misconduct) or resigns as a result of a reduction in responsibility or compensation or relocation within 12 months of a change of control of the Company. Full vesting is also triggered if the acquirer of the Company does not assume the awards issued under the Incentive Plan.

(5)	Reflects payment of health benefit premiums to be paid for a period of six months.

(6)	Reflects payment of health benefit premiums to be paid for a period of 12 months.

Ms. Brooks

	Involuntary Termination		Involuntary Termination
			Related to
Executive Benefits and Payments upon Termination	without Cause		Change of Control
Cash Payments	$123,750	(1)	$247,500	(2)
Stock Options (unvested)	—		—
Restricted Stock Units (unvested)	—		6,003	(3)
Insurance Benefits	13,243	(4)	26,486	(5)
Total	$136,993		$279,989

Mr. Crouse

	Involuntary Termination		Involuntary Termination
			Related to
Executive Benefits and Payments upon Termination	without Cause		Change of Control
Cash Payments	$140,000	(1)	$280,000	(2)
Stock Options (unvested)	—		—
Restricted Stock Units (unvested)	—		9,515	(3)
Insurance Benefits	13,259	(4)	26,518	(5)
Total	$153,259		$316,033

Mr. Lewis

	Involuntary Termination		Involuntary Termination
			Related to
Executive Benefits and Payments upon Termination	without Cause		Change of Control
Cash Payments	$110,725	(1)	$221,450	(2)
Stock Options (unvested)	—		—
Restricted Stock Units (unvested)	—		5,749	(3)
Insurance Benefits	8,109	(4)	16,218	(5)
Total	$118,834		$243,417

(1)	Reflects a severance payment of six months of the executive’s base salary as of March 31, 2016 under our Severance Plan (as defined below).

(2)

Reflects a lump sum severance payment equal to 12 months of the executive’s annual base salary plus cash incentive compensation for the year in which the effective date of the change in control occurs under our Change of Control Plan (as defined below).

(3)

Reflects the value of the shares of Common Stock underlying outstanding, unvested restricted stock units that become vested following a change in control, based on the market value of $1.60 per share on March 31, 2016. Full vesting is triggered if the executive is involuntarily terminated (other than for misconduct) or resigns as a result of a reduction in responsibility or compensation or relocation within 12 months of a change of control of the Company. Full vesting is also triggered if the acquirer of the Company does not assume the awards issued under the Incentive Plan.

(4)	Reflects payment of health benefit premiums to be paid for a period of six months.

(5)	Reflects payment of health benefit premiums to be paid for a period of 12 months.

Mr. Reich

April 10, 2015
Executive Benefits and Payments under Separation Agreement	Separation
Cash Payments	$285,000
Insurance and Outplacement Benefits	20,277
Total	$305,277

Employment Contracts, Termination of Employment and Change of Control Arrangements

The Board of Directors adopted the Change of Control Severance Plan (the “Change of Control Plan”) in April 2002. The Change of Control Plan is applicable to each member of management designated by the Board of Directors, including the Named Executive Officers. In the event that a participant is involuntarily terminated (other than for misconduct) or resigns as a result of a reduction in responsibility or compensation or relocation within 12 months of a change in control of the Company (as defined by the Change of Control Plan), the participant will receive a payment equal to his or her annual base salary plus the cash incentive compensation for the year in which the effective date of the change in control occurs, as well as continuation of health plan benefits for 12 months. However, Mr. Jamison is a party to an agreement that provides he will receive an enhanced payment equal to his base salary over a period of 18 months. This agreement was amended effective June 14, 2015 to extend its term until June 14, 2018.

Separate from the Change of Control Plan, the Company adopted the Capstone Turbine Corporation Severance Pay Plan (the “Severance Plan”) in May 2002. The Severance Plan provides that each member of management reporting to the Chief Executive Officer and/or the President, including the Named Executive Officers, whose employment is involuntarily terminated without cause will receive, upon signing a release, a payment equal to such person’s salary for six months. However, Mr. Jamison is a party to an agreement that provides he will receive an enhanced payment equal to his base salary over a period of 12 months. This agreement was amended effective June 14, 2015 to extend its term until June 14, 2018. Payments under the Severance Plan are reduced by any benefits received under the Change of Control Plan or under any other severance agreement with the Company.

The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Stock awards or options to purchase Common Stock have been issued to Named Executive Officers as inducement grants or pursuant to the Incentive Plan that become fully vested or exercisable if a participant is involuntarily terminated (other than for misconduct) or resigns as a result of a reduction in responsibility or compensation or relocation within 12 months of a change of control of the Company. Full vesting is also triggered if the acquirer of the Company does not assume the awards issued under the Incentive Plan.

COMPENSATION OF DIRECTORS

Mr. Jamison, the Company’s President and Chief Executive Officer, does not receive compensation for serving as a member of the Board of Directors. Information about the compensation of the non‑employee directors for the 2016 Fiscal Year is set forth in the table below.

	Fees Earned or	Stock
Name	Paid in Cash(1)	Awards(2)	Total
Gary D. Simon	$52,497	$47,500	$99,997
Richard K. Atkinson	40,000	47,500	87,500
John V. Jaggers(3)	17,499	—	17,499
Noam Lotan	37,497	47,500	84,997
Gary J. Mayo	42,500	47,500	90,000
Eliot G. Protsch	42,495	47,500	89,995
Holly A. Van Deursen	42,496	47,500	89,996
Darrell J. Wilk	39,995	47,500	87,495

(1)

Includes stock awards granted to non‑employee directors who elect to take payment of all or any portion of their directors’ fees in stock in lieu of cash. For each term of the Board of Directors (beginning on the date of an annual meeting of stockholders and ending on the date immediately preceding the next annual meeting of stockholders), a non‑employee director may elect to receive, in lieu of all or any portion of his or her annual retainer or committee fee cash payment, a stock award. The award is calculated by dividing the amount of the fee by the fair market value of a share of Common Stock on the date the fee is payable. For the 2016 Fiscal Year, 52% of the amount of the aggregate directors’ fees was paid in the form of stock.

(2)

This column represents the aggregate grant date fair value of stock awards granted during the 2016 Fiscal Year. For a discussion of valuation assumptions, see Note 9 to the Company’s financial statements included in the Company’s Annual Report on Form 10‑K for the 2016 Fiscal Year.

As of March 31, 2016, Mr. Protsch held options to purchase 2,500 shares, Messrs. Atkinson, Lotan and Simon each held options to purchase 3,000 shares, Mr. Wilk held options to purchase 4,080 shares, Ms. Van Deursen held options to purchase 3,080 shares, and Mr. Mayo held options to purchase 2,580 shares. As of March 31, 2016, Messrs. Simon, Atkinson, Lotan, Mayo, Protsch, Wilk and Ms. Van Deursen each held 6,419 RSUs that will vest on the date of the Annual Meeting. These numbers of securities have been adjusted for the reverse stock split effective November 6, 2015.

(3)	Mr. Jaggers retired from the Board of Directors as of the 2015 Annual Meeting.

During the 2016 Fiscal Year, each non‑employee director received an annual grant of RSUs with a market value of approximately $47,500, based on the value of our Common Stock on the date of grant. The stock awards will become vested upon completion of the annual term of the Board of Directors that included the date of grant.

During the 2016 Fiscal Year, each non‑employee director received a cash and stock‑based retainer of $30,000. The Chairman of the Board of Directors received an additional $15,000 annual retainer. Each non‑employee director who served on the Audit Committee received a $7,500 annual retainer; except the Chairman of the Audit Committee who received $10,000 annual retainer. Each non‑employee director of who served on the Compensation and Nominating and Corporate Governance Committees received $5,000 annual retainer; except the Chairman of the compensation and nominating and governance committees who received $7,500 annual retainer. Non‑employee directors may elect to receive shares of Common Stock in lieu of any cash retainer, based on the fair market value of Common Stock on the date that cash would have otherwise been paid. All payments are paid quarterly in arrears. If requested, all director expenses incurred in attending the Board of Directors or committee meetings are reimbursed by the Company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding securities authorized for issuance under equity compensation plans as of March 31, 2016. The number of securities and values in this table have been adjusted for the reverse stock split effective November 6, 2015:

					Number of
	Number of				securities
	securities to be				remaining
	issued upon				available for
	exercise of		Weighted-average		future issuance
	outstanding		exercise price of		under equity
	options and		outstanding		compensation
Plan Category	rights		options and rights		plans
Equity Compensation Plans Approved by Stockholders
Incentive Plan Stock Options	319,403		$23.24		257,473	(1)
Incentive Plan Stock Bonus Awards	254,444		—		—
2000 Employee Stock Purchase Plan	—		—		14,820
Equity Compensation Plans Not Approved by Stockholders
Inducement Stock Options	148,228	(2)	$16.40		—
Inducement Restricted Stock Units	2,343	(3)	—		—
Total	724,418		$18.57	(4)	272,293

(1)	The shares available for stock options, restricted stock, RSUs and other awards under the Incentive Plan are included in this number.

(2)

Consists of stock options granted outside of the Incentive Plan at exercise prices equal to the fair market value of the Company’s Common Stock, as inducement grants to executive officers and other employees of the Company since June 2006. Included in the 148,229 shares of Common Stock were options to purchase 100,000 shares of Common Stock granted to Mr. Jamison, options to purchase 42,500 shares of Common Stock granted to Mr. Crouse, options to purchase 5,729 shares of Common Stock granted to Mr. Lewis. Although the options were not granted under the Incentive Plan, they are governed by terms and conditions similar to those set forth in the Incentive Plan.

During the quarter ended March 31, 2016, Messrs. Jamison, Crouse and Lewis and Ms. Brooks voluntarily agreed to cancel and terminate a total of 136,348 unvested stock options that had been previously issued to them.

(3)	Consists of RSUs granted outside of the Incentive Plan as inducement grants to Mr. Lewis in May 2014.

(4)	The weighted‑average exercise price does not take into account RSUs as there is no exercise price associated with RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth certain information as of July 5, 2016 (unless otherwise indicated) regarding beneficial ownership of Common Stock by: (1) each director, nominee for director and Named Executive Officer (other than Mr. Reich) of the Company; (2) all directors and executive officers as a group; and (3) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company. As of July 5, 2016, there were __ shares of Common Stock outstanding. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law. The number of securities in this table has been adjusted for the reverse stock split effective November 6, 2015.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner**	Ownership(1)	Class
Darren R. Jamison	287,808	[_]	%
James D. Crouse(2)	96,890	*
Jayme L. Brooks	37,831	*
Eliot G. Protsch	49,672	*
Darrell J. Wilk	38,479	*
Gary D. Simon	38,431	*
Noam Lotan	29,529	*
Holly A. Van Deursen	28,150	*
Richard Lewis	16,843	*
Richard K. Atkinson	15,757	*
Gary J. Mayo	13,402	*
Paul DeWeese	—	*
Directors, director nominees and executive officers as a group (12 persons)	652,792	[_]	%

*Less than one percent.

**Unless otherwise indicated, the address of each person listed is c/o Capstone Turbine Corporation, 21211 Nordhoff Street, Chatsworth, California 91311.

(1)

In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock underlying options held by that individual that are currently exercisable, or will become exercisable within 60 days from July 5, 2016, are deemed outstanding. In addition, RSUs that will vest within 60 days of July 5, 2016 are deemed outstanding. The total number of shares of Common Stock underlying options, pursuant to which such individuals have rights to acquire beneficial ownership of Common Stock within 60 days, and the total number of RSUs that vest within 60 days is as follows:

	Shares
	Underlying
Name	Options	RSUs
Darren R. Jamison	227,851	6,406
James D. Crouse	77,354	2,614
Jayme L. Brooks	21,572	1,351
Eliot G. Protsch	2,000	6,419
Darrell J. Wilk	2,500	6,419
Gary D. Simon	2,500	6,419
Noam Lotan	2,500	6,419
Holly A. Van Deursen	3,080	6,419
Richard Lewis	5,729	1,094
Richard K. Atkinson	2,500	6,419
Gary J. Mayo	2,580	6,419

(2)	Mr. Crouse disclaims beneficial ownership of 1,000 shares transferred to his two youngest children.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain of the Company’s executive officers, directors and persons who own more than 10% of our Common Stock (each, a “Reporting Person”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that during the 2016 Fiscal Year all holdings and reportable transactions by such Reporting Persons in Company securities were reported on a timely basis pursuant to Exchange Act Section 16(a) filing requirements except the following: Mr. Atkinson filed a delinquent Form 4 with respect to one transaction relating to the acquisition of shares of our Common Stock.

Code of Business Conduct and Code of Ethics

The Company has adopted a Code of Business Conduct that applies to all directors, officers and employees of the Company. All directors, officers and employees of the Company are expected to be committed to the highest standards of honest, ethical and legal behavior. In addition, the Company has adopted a Code of Ethics that applies to the Chief Executive Officer, the Chief Financial Officer and senior financial officers of the Company. The Code of Ethics addresses the unique role of these officers in corporate governance. Each officer subject to the Code of Ethics is subject to, and has agreed to abide by, the Code of Business Conduct. The Board of Directors reviews the Code of Ethics and Code of Business Conduct on an annual basis or more often, if necessary. The Code of Ethics and Code of Business Conduct are available on the Company’s website at www.capstoneturbine.com.

Corporate Governance Principles

The Company takes corporate governance responsibilities very seriously. In July 2004, the Board of Directors adopted Corporate Governance Principles to address the Board of Directors’ governance role and functions. The Corporate Governance Principles describe the role of the Board of Directors and provide a framework for, among other things, issues such as director selection and qualifications, director compensation, meetings of the Board of Directors, selection of the Chief Executive Officer and director orientation and continuing education. The Board of Directors reviews the Company’s Corporate Governance Principles on an annual basis or more often, if necessary. The Corporate Governance Principles are available on the Company’s website at www.capstoneturbine.com.

Related Person Transactions Policies and Procedures

The Audit Committee has adopted written policies and procedures regarding related party transactions. The policies and procedures require that the Audit Committee, whose members are all independent directors, review and approve all related party transactions. In determining whether to approve or ratify a related party transaction, the Audit Committee considers, among other factors, whether the related party transaction is on terms no more favorable than terms generally available to an unaffiliated third‑party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, in the case of directors and officers, whether the provisions of Section 144 of the Delaware General Corporation Law have been met. Any director who is a related person with respect to a transaction under review may not participate in the discussion or approval of the transaction.

Additional Information

Capstone is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by Capstone may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. Information regarding the Public Reference Room may be obtained by calling (800) SEC‑0330. In addition, the filings made by Capstone with the SEC may be accessed by way of the SEC’s Internet address, www.sec.gov.

A copy of this Proxy Statement and our 2016 Annual Report has been posted on the Internet and is available by following the instructions in the Notice of Internet Availability. Capstone will undertake to provide promptly without charge to each person to whom a copy of the proxy statement is delivered, upon the written request of any such person, a copy of Capstone’s Annual Report on Form 10‑K for the period ended March 31, 2016 as filed with the SEC. Requests for such copies should be addressed to: Capstone Turbine Corporation, 21211 Nordhoff Street, Chatsworth, California 91311, Attn: Investor Relations.

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 CAPSTONE TURBINE CORPORATION 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on August 30, 2016. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/CPST • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — This proxy will be voted as directed. If no contrary direction is indicated, this proxy will be voted (i) FOR the election of the directors listed below, and (ii) FOR each of proposals 2 and 3. + 01 - Gary D. Simon 04 - Darren R. Jamison 07 - Eliot G. Protsch 02 - Richard K. Atkinson 05 - Noam Lotan 08 - Holly A. Van Deursen 03 - Paul DeWeese 06 - Gary J. Mayo 1. Election of Directors: Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. For Against Abstain ForAgainst Abstain 2. Advisory vote on the compensation of the Company’s named executive officers as presented in the proxy statement; 4. In their discretion, the proxies may vote upon any and all other matters as may properly come before the meeting or any adjournment or postponement thereof. 3. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017; and Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 8 3 0 9 6 1 02E2PB MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. CAPSTONE TURBINE CORPORATION 21211 NORDHOFF STREET CHATSWORTH, CALIFORNIA 91311 2016 ANNUAL MEETING OF STOCKHOLDERS AUGUST 31, 2016 YOUR VOTE IS IMPORTANT TO CAPSTONE PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD BY TEARING OFF THE TOP PORTION OF THIS SHEET AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THE PROXY CARD MUST BE SIGNED AND DATED. Important notice regarding the Internet availability of proxy materials for the 2016 Annual Meeting of Stockholders. The Proxy Statement and the 2016 Annual Report to Stockholders are available at: www.envisionreports.com/CPST q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — CAPSTONE TURBINE CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPSTONE TURBINE CORPORATION PROXY FOR 2016 ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 31, 2016 The undersigned stockholder of CAPSTONE TURBINE CORPORATION (the “Company”) acknowledges receipt of a copy of the Company’s 2016 Annual Report to Stockholders and the Proxy Statement and, revoking any proxy heretofore given, hereby appoints Darren R. Jamison and Clarice Hovsepian, or either of them, with full power of substitution, as proxies and attorneys-in-fact of the undersigned, to attend the 2016 Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices, located at 21211 Nordhoff Street, Chatsworth, California 91311, on August 31, 2016, at 10:00 A.M. Pacific Time, and any adjournments or postponements thereof, and authorizes each of them to vote all the shares of Common Stock of the Company held of record by the undersigned on July 5, 2016 that the undersigned would be entitled to vote if personally present. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, AND FOR EACH OF THE PROPOSALS LISTED IN THE PROXY STATEMENT. STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED,WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. (CONTINUED AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)